UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Autoliv, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 23, 2009

DEAR STOCKHOLDER,

It is my pleasure to invite you to the 2009 Annual Meeting of Stockholders of Autoliv, Inc. to be held on Wednesday, May 6, 2009, at The Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois, 60611-1428, USA commencing at 9:00 a.m. local time.

Information regarding the matters to be voted upon at this year’s Annual Meeting is contained in the Notice of Meeting and Proxy Statement on the following pages.

It is important that your shares are represented at the Annual Meeting. Therefore, please provide your proxy by following the instructions provided on the formal Notice of Meeting and Notice of Internet Availability of Proxy Materials previously sent to you. This way your shares will be voted as you direct even if you cannot attend the Annual Meeting.

A public news release covering voting results will be published after the meeting.

The Autoliv, Inc. Annual Report for the fiscal year ended December 31, 2008, is being made available to stockholders simultaneously with this Proxy Statement.

Sincerely,

Lars Westerberg
Chairman of the Board of Directors

AUTOLIV, INC.

Box 70381 SE-107 24

Stockholm, Sweden

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 6, 2009

TO THE STOCKHOLDERS OF AUTOLIV, INC.

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders of Autoliv, Inc. (“Autoliv” or the “Company”) will be held on Wednesday, May 6, 2009, commencing at 9:00 a.m. local time at The Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois, 60611-1428, USA, to consider and vote upon:

1.	Election or re-election of four directors to the Board of Directors of Autoliv for a term of office expiring on the date of the Annual Meeting of Stockholders in 2012 (see page 4 of the accompanying Proxy Statement).

2.	Ratification of the appointment of Ernst & Young AB as the Company’s independent auditors for the fiscal year ending December 31, 2009 (see page 58 of the accompanying Proxy Statement).

3.	Approval of the Company’s Amended and Restated 1997 Stock Incentive Plan (see page 60 of the accompanying Proxy Statement).

4.	Any other business that may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

The Board of Directors has fixed the close of business on March 9, 2009, as the record date for the Annual Meeting. All stockholders of record at the close of business on that date are entitled to notice of, and to be present and vote at, the Annual Meeting and at any continuation thereof.

Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Company common stock entitled to vote at the Annual Meeting having evidence of ownership, a maximum of one authorized representative of an absent stockholder, and invited guests of management. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of such authorization.

The meeting will be conducted pursuant to the Company’s By-Laws and rules of order prescribed by the Chairman of the Annual Meeting.

By order of the Board of Directors

Lars Sjöbring Vice President for Legal Affairs, General Counsel and Secretary

AUTOLIV, INC.

Box 70381 SE-107 24

Stockholm, Sweden

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

Availability of Proxy Materials on the Internet

Our Board of Directors (the “Board”) has made this Proxy Statement and the Company’s Annual Report for the year ended December 31, 2008, available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at our Annual Meeting of Stockholders, to be held on Wednesday, May 6, 2009, commencing at 9:00 a.m. local time at The Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois, 60611-1428, USA, and at any adjournment thereof (the “2009 Annual Meeting” or the “Annual Meeting”).

General

The date of this Proxy Statement is March 23, 2009, the approximate date on which this Proxy Statement, Proxy Card and the Annual Report for the fiscal year ended December 31, 2008, including financial statements, are first being made available on the Internet to stockholders entitled to vote at the Annual Meeting.

Who Can Vote

You are entitled to vote if you were a stockholder of record of our common stock as of the close of business on March 9, 2009 (the “Record Date”). Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

Shares Outstanding and Quorum

At the close of business on the Record Date, 70,374,516 shares of our common stock were outstanding and entitled to vote. A majority of the shares of our common stock outstanding on the Record Date, present in person or represented by proxy, will constitute a quorum at the Annual Meeting.

How to Vote

If you are a stockholder of record, you may vote by proxy on the Internet or by telephone by following the instructions provided in the Notice of Internet Availability of Proxy Materials sent previously to you. If you requested printed copies of the proxy materials by mail, or have printed a proxy card, you may also vote by completing and mailing a printed proxy card. You may also vote in person at the Annual Meeting.

If you are a beneficial owner of shares held in a “street name,” please refer to the instructions provided by your bank, broker or other nominee for voting your shares. If you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares and have proof of ownership of our common stock as of the Record Date.

Voting of Shares

The shares represented by all properly executed and unrevoked proxies received in proper form in time for the Annual Meeting will be voted. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. If you properly complete your proxy form and send it to the Company in time to vote, your proxy (one of the individuals named in the proxy form) will vote your shares as you have directed. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board to elect the director nominees listed in “Election of Directors,” for the ratification of the appointment of Ernst & Young AB as the Company’s independent auditors, and for the approval of the amended and restated 1997 Stock Incentive Plan. If any other matter is presented, your proxy will vote in accordance with his best judgment, to the extent permitted by applicable law and the listing rules of the New York Stock Exchange. As of the date of this Proxy Statement, the Company is not aware of other matters to be acted on at the Annual Meeting other than those matters described in this Proxy Statement. Any proxy given may be revoked at any time before it is voted at the Annual Meeting.

Holders of Autoliv’s Swedish Depository Receipts (“SDRs”) are entitled to vote the shares of common stock underlying the SDRs at the 2009 Annual Meeting as if they held the common stock of the Company directly. If a Holder of SDRs does not give the depository, Skandinaviska Enskilda Banken AB (publ) (“SEB”), instructions on how to vote such shares and does not attend the meeting to vote the shares in person, then, pursuant to the Custodian Agreement between the Company and SEB, SEB will vote the shares in the same proportion as all other shares in the Company that are being voted at the 2009 Annual Meeting.

Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. Brokers generally have discretionary authority to vote on Item 1 and Item 2 to be considered at the Annual Meeting as set forth below. Brokers do not have discretionary authority to vote on Item 3 and therefore, broker non-votes will not be counted with regard to Item 3.

Item 1:	Directors will be elected by a plurality of the votes of the shares present at the meeting in person or by proxy and entitled to vote thereon. Votes withheld as to one or more nominees will not be counted as votes cast for such individuals.

Item 2:	The ratification of the selection of Ernst & Young AB requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against the ratification. Although brokers have discretionary authority to vote on the ratification, if a broker submits a non-vote, it will not be counted for purposes of the ratification.

Item 3:	The approval of the amended and restated 1997 Stock Incentive Plan requires the affirmative vote of a majority of votes cast on the amendment, provided that the total of votes cast on the proposal for the amended and restated 1997 Stock Incentive Plan represents over 50% of the total outstanding shares of common stock.

Any other proposal brought before the Annual Meeting will be decided by a majority of votes represented at the meeting and entitled to vote on the matter. Consequently, abstentions will have the same effect as votes against the matter, and broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

Principal Executive Offices

The principal executive offices of the Company are located at World Trade Center, Klarabergsviadukten 70, SE-111 64 Stockholm, Sweden. The Company’s telephone number is +46 8 587 20 600.

Solicitation of Proxies

The Company will bear the cost of the solicitation of proxies. In addition to solicitation over the Internet and by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to the beneficial owners of the Company’s common stock of whom they have knowledge, and will reimburse them for their expenses in so doing. Certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration, by personal interview, mail, telephone, facsimile or electronic mail.

In addition, the Company has retained Georgeson Inc. to assist in the solicitation for a fee of $12,000 plus expenses and Euroclear Sweden AB for a fee of SEK 140,000, or approximately $16,900, plus expenses.

ITEM 1

ELECTION OF DIRECTORS

The Company’s By-Laws provide that the size of the Board shall be fixed from time to time exclusively by the Board. The Board presently consists of thirteen members, divided into three classes of the same or nearly the same number serving staggered three-year terms. The Board anticipates that following the Annual Meeting, it will reduce the size of the Board from thirteen to twelve members. Directors in each class are elected on a rotating basis at the annual meeting of stockholders at which the term for such class expires.

Listed below as nominees for election or re-election at the 2009 Annual Meeting are Mr. George A. Lorch, Mr. James M. Ringler, Mr. Kazuhiko Sakamoto and Dr. Wolfgang Ziebart, whose present terms will expire at that time. If re-elected at the Annual Meeting, each would serve until the 2012 annual meeting of stockholders and until his successor is elected and qualified, or until his earlier retirement, resignation, disqualification, removal or death. Mr. Per Welin, whose term expires at the 2009 Annual Meeting, has informed the Company that he wishes to retire and will not seek or accept re-election.

If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve if re-elected, and the Board has no reason to believe that any nominee will be unable to serve.

Nominees for Directors at the 2009 Annual Meeting

George A. Lorch, age 67, has been a director of Autoliv since June 2003. Mr. Lorch has been Chairman Emeritus of Armstrong Holdings, Inc., a global company that manufactures flooring and ceiling materials, since 2000. From May 2000 to August 2000, he was Chairman and Chief Executive Officer of Armstrong Holdings, Inc. He was Chairman of Armstrong World Industries, Inc. from 1994 to 2000, its President and Chief Executive from 1993 to 2000 and a director from 1988 to 2000. Mr. Lorch serves on the Boards of Directors of Pfizer, Inc., Williams Companies, Inc., HSBC North America Holding Company and HSBC Finance Co., the non-public, wholly owned subsidiaries of HSBC LLP. Mr. Lorch holds a Bachelor of Science degree in business administration from the Virginia Polytechnic Institute.

James M. Ringler, age 63, has been a director of Autoliv since January 2002. He was, prior to his retirement, Vice Chairman of Illinois Tool Works Inc. between 1999 and 2004. Prior to joining Illinois Tool Works, Mr. Ringler was Chairman, President and Chief Executive Officer of Premark International, Inc., which merged with Illinois Tool Works in 1999. Mr. Ringler joined Premark in 1990 and served as Executive Vice President and Chief Operating Officer prior to becoming the Chief Executive Officer in 1996. He serves on the Boards of Directors of Dow Chemical Company, FMC Technologies, Inc., Corn Products International and he is the Chairman of the Board of Teradata Corporation. He also serves on the Board of Directors of the Manufacturers Alliance for Productivity and Innovation. Mr. Ringler holds a Bachelor of Science degree in business administration and an M.B.A. degree in finance from the State University of New York.

Kazuhiko Sakamoto, age 63, was appointed a director of Autoliv in August 2007. Mr. Sakamoto is President of Marubeni Material Lease Co. Ltd., a company affiliated with Marubeni Corporation, one of Japan’s leading general trading houses, operating import, export, offshore trading and investment activities in various business fields. Mr. Sakamoto also serves the Marubeni Corporation as a corporate advisor. He is also Executive Corporate Officer of Marubeni’s Regional Coordination & Administration Department and Research Institute, as well as Advisor to Marubeni’s President for Iron & Steel Strategies and Coordination Department. During his nearly 40-year career with Marubeni, Mr. Sakamoto has held several other key positions such as President and Chief Executive Officer of Marubeni America Cooperation. He graduated from the Keio University in 1968 and attended the Harvard University Research Institute for International Affairs in 1991-92.

Dr. Wolfgang Ziebart, age 59, has been a director of Autoliv since December 2008, and on February 17, 2009, Dr. Ziebart was appointed by the Board to the Audit Committee. Dr. Ziebart had a distinguished career within BMW beginning in 1997 which took him to the Board of Management, where he was responsible for R&D and Purchasing. In 2000, he became a Member of the Management Board of Continental AG, a major automotive supplier listed on the Frankfurt Stock Exchange. Between 2004 and 2008, he was President and CEO of Infineon Technologies AG, a global semiconductor and system solutions provider listed on the Frankfurt Stock Exchange. Dr. Ziebart holds a doctorate degree in mechanical engineering from the Technical University of Munich.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOUR NAMED NOMINEES FOR DIRECTORS

Directors Continuing in Office With Terms Expiring at the 2010 Annual Meeting

Robert W. Alspaugh, age 61, has been a director of Autoliv since June 2006. Prior to becoming a director of Autoliv, Mr. Alspaugh had a 36-year career with KPMG, including serving as the senior auditor for a diverse array of companies across a broad range of industries. He has worked with global companies both in Europe and Japan, as well as with those headquartered in the United States. Between 2002 and 2005, when he served as Chief Executive Officer of KPMG International, he was responsible for implementing the strategy of this global organization, which includes member firms in nearly 150 countries with more than 100,000 employees. Prior to this position, he served as Deputy Chairman and Chief Operating Officer of KPMG’s U.S. practice. He graduated summa cum laude from Baylor University, Texas in 1970.

Walter Kunerth, age 68, has been a director of Autoliv since August 1998. Professor Kunerth is also a member of the Supervisory Board of Gildemeister AG and Chairman of the Supervisory Boards of Götz AG and Paragon AG. For more than 20 years, Professor Kunerth held various senior executive positions at Siemens AG in Germany, including as a member of

Siemens’ Corporate Executive Board (1993-97), President of Siemens’ Automotive Systems Group (1988-93) and head of Siemens’ Automotive Electronics Division. He holds a doctorate degree in Engineering from the University of Stuttgart and has been named Honorary Professor by the university.

Lars Nyberg, age 57, has been a director of Autoliv since October 2004. Mr. Nyberg is President and Chief Executive Officer of TeliaSonera, the leading Nordic and Baltic telecommunications company listed on the OMX Nordic Exchange, and Chairman of DataCard Corporation, a company dealing in secure ID and card personalization. Mr. Nyberg served as the Chairman and Chief Executive Officer of NCR Corporation from 1995 to 2003, and as non-executive Chairman of NCR Corporation between 2003 and 2005. He is a graduate in Business Administration from the University of Stockholm.

Lars Westerberg, age 60, has been a director of Autoliv since February 1999 and was President and Chief Executive Officer of Autoliv between February 1999 and April 2007. When Mr. Westerberg retired as President and Chief Executive Officer in April 2007, he was appointed Chairman of Autoliv. Prior to assuming his positions with Autoliv, he had since 1994 been the President and Chief Executive Officer of Granges AB, a Swedish-based aluminum and plastics company. From 1991 to 1994, he held the same positions at the publicly-traded welding company Esab AB. He started his employment at Esab in 1984 and held several executive positions, including President of Esab’s North American subsidiary. He is the Chairman of the Board of Directors of Husqvarna AB, a Swedish outdoor products manufacturer, and Vattenfall, Europe’s fifth largest electricity producer, which is wholly owned by the Swedish state. Mr. Westerberg is a director of SSAB, a Swedish steel company; and AB Volvo, the Swedish transportation manufacturer. Granges AB, Husqvarna AB, SSAB, and AB Volvo are listed on the OMX Nordic Exchange. Mr. Westerberg holds a Master of Science degree in Electrical Engineering from the Royal Institute of Technology (KTH) and is a graduate in Business Administration from the University of Stockholm.

Directors Continuing in Office With Terms Expiring at the 2011 Annual Meeting

Jan Carlson, age 48, was appointed a director of Autoliv on May 2, 2007 after becoming President and Chief Executive Officer of Autoliv on April 1, 2007. Mr. Carlson joined Autoliv in 1999 as President of Autoliv Electronics and held that position until April 2005, when he became Vice President for Engineering of Autoliv and a member of the Company’s Executive Committee. Prior to joining Autoliv, Mr. Carlson was President of Saab Combitech, a division within the Saab aircraft group specializing in commercializing military technologies. Mr. Carlson has a Master of Science degree in Physical Engineering from the University of Linköping, Sweden.

Sune Carlsson, age 67, has been a director of Autoliv since June 2003. Mr. Carlsson previously served as the President, Chief Executive Officer and director of AB SKF, a listed Swedish-based supplier of products, customer solutions and services in the rolling bearing, seals and related businesses. Prior to that, Mr. Carlsson held several executive positions in Asea and its successor ABB in Switzerland. Mr. Carlsson is Chairman of the Board of Atlas

Copco AB, a Swedish-based industrial company. Mr. Carlsson also serves on the board of Investor AB, Sweden’s largest industrial holding company and the board of Stena AB, a Swedish company involved in shipping and ferry operations, property, finance and off-shore drilling. Atlas Copco AB and Investor AB are listed on the OMX Nordic Exchange. Mr. Carlsson holds a Master of Engineering Degree from the Chalmers University of Technology in Gothenburg, Sweden.

William E. Johnston Jr., age 68, has been a director of Autoliv since December 2005. Until August 2004, Mr. Johnston served as a director and Chairman of the Supervisory Board of Salins Europe S.A., a privately-held producer and distributor of salt products in Europe. Mr. Johnston was President, Chief Operating Officer and a director of Morton International, Inc., a manufacturer of specialty chemicals and salt, from October 1995 until June 2000 when he retired. From June 1999 until June 2000, he was also Senior Vice President of Rohm & Haas Co., a Philadelphia-based specialty chemical company, which acquired Morton International, Inc. in 1999. Mr. Johnston had previously served at Morton in several executive positions, including Executive Vice President of Administration from 1993 until 1995, and President, Salt Group from 1984 until 1993. Since 1997, Mr. Johnston has served on the Board of Directors of Unitrin, Inc., a NYSE-listed insurance company. Mr. Johnston holds an M.B.A. from the University of Chicago.

S. Jay Stewart, age 70, has been a director of Autoliv since May 1997 and served as the Chairman of the Board from April 2001 until May 2007. Mr. S. Jay Stewart serves as Lead Director at meetings of the independent directors of the Board. He was Chairman and Chief Executive Officer of Morton International, Inc. from 1994 through 1999 and was a director of Morton between 1989 and 1999. Mr. Stewart was President and Chief Operating Officer of Morton International, Inc. from 1989 through March 1994. He is a director of KapStone Paper and Packaging Corp. Mr. Stewart holds a Bachelor of Science degree in Chemical Engineering from the University of Cincinnati and an M.B.A. from West Virginia University.

CORPORATE GOVERNANCE

Board Independence

The Board currently consists of thirteen members, eleven of whom are independent directors under the applicable rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”). The Board expects that following the Annual Meeting the Board will consist of twelve members. The Board has determined that Messrs. Alspaugh, S. Carlsson, Johnston, Kunerth, Lorch, Nyberg, Ringler, Sakamoto, Stewart, and Welin and Dr. Ziebart qualify as independent directors under the above standards. In making its independence determinations, the Board reviewed information regarding transactions and relationships provided by the director, Company records and publicly available information. None of the independent directors have a relationship with the Company other than as a director and/or a stockholder.

Board Meetings

The Board met five times during the year ended December 31, 2008. All directors participated in more than 75 percent of the total number of meetings of the Board and committees on which they served.

Following the meetings of the full Board, the non-management directors met without management directors (i.e., without Mr. J. Carlson) participating, for a total of five times in 2008. Mr. Westerberg chairs the executive sessions of the non-management directors. In addition, and as needed, the independent directors meet in executive sessions without the non-independent directors (i.e., without Mr. Westerberg and Mr. J. Carlson) participating. As the Lead Director, Mr. Stewart chairs the executive sessions of the independent directors.

Corporate Governance Guidelines and Codes of Conduct and Ethics

The Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities.

The Board has further adopted a Code of Conduct and Ethics for Directors to assist the individual directors in fulfilling their duties as members of the Board. Since 1998, the Company has also had a Code of Conduct and Ethics that applies to all employees of the Company and the Company has had a Code of Conduct and Ethics for Senior Officers (the Code of Conduct and Ethics for Directors, Code of Conduct and Ethics for Senior Officers and Code of Conduct and Ethics that applies to all Company employees are collectively referred to as the “Codes”).

The Company has adopted a written policy regarding related person transactions (the “Related Persons Policy”), which is incorporated in the Codes of Conduct and Ethics for Directors and for Senior Officers.

The Corporate Governance Guidelines, the Codes and the Related Persons Policy are posted on the Company’s website at www.autoliv.com — Who We Are — Governance and can also be obtained in print by request from the Company using the contact details below.

Policy on Attending the Annual Meeting

Under the Corporate Governance Guidelines, the Company’s policy is for directors to attend the Annual Meeting of Stockholders. All directors then in office participated in the 2008 Annual Meeting of Stockholders.

Related Person Transactions

The Company recognizes that related person transactions (as defined below) can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interest of the Company and its stockholders. Accordingly, as a general matter, the Company prefers to avoid related person transactions. The Company recognizes, however, that certain situations may arise whereby related person transactions may not be deemed inconsistent with the best interest of the Company or its stockholders.

The Company’s policy is that all related person transactions must be reviewed and approved or ratified by the Audit Committee. For the purposes of the Related Persons Policy, a Related Person Transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and in which any Related Person (as defined in the Related Persons Policy) had, has or will have a direct or indirect interest. During 2008, no transactions took place that the Company deemed to require disclosure under Section 404(a) of Regulation S-K.

Communicating with the Board

Any stockholder or other interested party who desires to communicate with the Board, the independent directors, or the non-management directors regarding the Company can do so by writing to such person(s) at the following address:

Board/Independent Directors/Non-Management Directors

c/o Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20608

Fax: +46 8 587 20633

E-mail: legalaffairs@autoliv.com

Communications with the Board, the independent directors or the non-management directors may be sent anonymously and are not screened. Such communications will be distributed to the specific director(s) requested by the stockholder or interested party to the

Board or to sessions of independent directors or non-management directors as a group, after it has been determined that the content represents a message to the intended recipient(s).

Committees of the Board

There are three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board has determined that all Audit, Compensation and Nominating and Corporate Governance committee members qualify as independent directors under the applicable rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC.

The Audit Committee appoints, in its sole discretion but subject to stockholder ratification, the Company’s independent auditors and is responsible for the compensation, retention and oversight of the work of the independent auditors and for any special assignments given to such auditors. The Audit Committee also reviews the annual audit and its scope, including the independent auditors’ letter of comments and management’s responses thereto; approves any non-audit services provided to the Company by its independent auditors; reviews possible violations of the Company’s business ethics and conflicts of interest policies; reviews any major accounting changes made or contemplated; and reviews the effectiveness and efficiency of the Company’s internal audit staff. In addition, the Audit Committee confirms that no restrictions have been imposed by Company personnel on the scope of the independent auditors’ examinations. The Audit Committee is also responsible for the review and approval of Related Person Transactions. Members of this committee are Messrs. Alspaugh, (Chairman after August 19, 2008), Carlsson and Nyberg and Dr. Ziebart. The Audit Committee met eight times in 2008. Mr. Per Welin, who was the Chairman of the Audit Committee until August 19, 2008, and whose term as a director will expire at the 2009 Annual Meeting, retired from the Audit Committee on February 17, 2009, at which time the Board appointed Dr. Ziebart to fill the vacancy.

The Compensation Committee advises the Board with respect to the compensation to be paid to the directors and executive officers of the Company and is responsible for both advising the Board with respect to the terms of contracts to be entered into with the senior executives of the Company and approving such contracts. The committee also administers the Company’s cash and stock incentive plan and reviews and discusses with management the Company’s Compensation Discussion and Analysis (“CD&A”) included herein. Members of this committee are Messrs. Ringler (Chairman), Johnston, Lorch and Nyberg. The Compensation Committee met four times in 2008.

The Nominating and Corporate Governance Committee identifies and recommends individuals qualified to serve as members of the Board and assists the Board by reviewing the composition of the Board and its committees, monitoring a process to assess Board effectiveness, and developing and implementing the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider stockholder nominees for election to the Board if timely advance written notice of such nominees is received by the Secretary of the Company at its principal executive offices in accordance with the Company’s By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com — Investors — Governance — Articles of Association. Members of this committee are Messrs. Stewart (Chairman), Johnston, Kunerth and Sakamoto. The Nominating and Corporate Governance Committee met three times in 2008.

Audit Committee Report

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

The Audit Committee acts pursuant to a written charter first adopted and approved by the Board in 2000 and subsequently amended, most recently in February 2008. The committee’s current charter is posted on the Company’s website, www.autoliv.com — Who We Are — Governance, and can also be obtained free of charge in print by request from the Company using the contact information below. Each member of the Audit Committee is “independent” as defined in, and is qualified to serve on the committee pursuant to, the rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the rules and regulations as promulgated by the SEC. Each member is financially literate and possesses accounting or related financial management expertise, and Messrs. Alspaugh, Nyberg and Welin have been determined by the Board to qualify as “audit committee financial experts” as defined by the SEC.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2008 Annual Report on Form 10-K with the Company’s management and independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Company’s independent auditors provided to the Audit Committee the written disclosures required by the Public Company Accounting Oversight Board’s applicable requirements. The Audit Committee reviews and oversees the independence of the independent auditors. The Audit Committee concluded that the independent auditors’ provision of non-audit services to the Company is compatible with the independent auditors’ independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

The Audit Committee can be contacted regarding accounting, internal accounting controls, or auditing matters as follows:

The Audit Committee

c/o Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 608

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee will receive all such communications after it has been determined that the contents represent a message to the committee.

Robert W. Alspaugh, Chairman

Sune Carlsson

Lars Nyberg

Per Welin

Nominating and Corporate Governance Committee Report

The Nominating and Corporate Governance Committee of the Board is responsible for identifying and recommending to the Board individuals qualified to serve as directors of the Company and on committees of the Board. The Nominating and Corporate Governance Committee further advises the Board on composition and procedures of committees, and is responsible for the development of the Company’s Corporate Governance Guidelines and the oversight of the evaluation of the Board, its committees, and members of the Company’s management.

The Nominating and Corporate Governance Committee acts pursuant to a written charter first adopted and approved by the Board in 2002 and subsequently amended in December 2003. A copy of the Charter is available on the Company’s website at www.autoliv.com — Who We Are — Governance and can also be obtained free of charge in print by request from the Company using the contact information below. Each of the members of the committee is “independent” as defined in, and is qualified to serve on the committee pursuant to, the applicable rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC.

Late in 2008, Mr. Per Welin informed the Board that he wished to retire once a suitable replacement had been identified and that he would not stand for or accept re-election following the expiration of his current term. Dr. Wolfgang Ziebart was proposed to the Nominating and Corporate Governance Committee by a director of the Company as a suitable candidate to replace Mr. Welin. Having found that Dr. Ziebart had the necessary skills, experience and qualifications to fulfill the duties of a member of the Board, the Committee proposed that he be appointed a member of the Board at its December 16, 2008 meeting, with an initial term ending at the 2009 Annual Meeting. At such meeting, Dr. Ziebart was elected a member of the Board and the Board also determined that Dr. Ziebart is “independent” as defined in the applicable rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and rules and regulations promulgated by the SEC.

The Committee has also considered and recommended that Messrs. Lorch, Ringler, Sakamoto and Dr. Ziebart be nominated for re-election by the stockholders at the Annual Meeting. Each director nominated for re-election is “independent” as defined in the applicable rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and rules and regulations promulgated by the SEC.

The Nominating and Corporate Governance Committee will consider a director candidate nominated by a stockholder provided that such nomination is submitted to the committee within the period set forth in Article II, Section 6 of the By-Laws of the Company. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. Qualifications of director candidates that are considered by the Nominating and Corporate Governance Committee include an attained position of leadership in the candidate’s area of expertise, business and financial experience relevant to the Company, possession of demonstrated sound business judgment, expertise relevant to the Company’s lines of business, independence from management, the ability to serve on standing committees and the ability to serve the interests of all stockholders.

The Nominating and Corporate Governance Committee identifies potential director nominees by asking current directors and executive officers to notify the committee if they become aware of persons meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board — for example, retirement as a Chief Executive Officer or Chief Financial Officer of a public company or exiting government or military service. The Nominating and Corporate Governance Committee also, from time to time, engages firms that specialize in identifying director candidates. As described above, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders. Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the committee collects and reviews publicly available information regarding the person to determine whether further consideration should be given to the person’s candidacy. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the committee will contact such person. Generally, if the person expresses a willingness to be considered and serve on the Board, the Nominating and Corporate Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of the qualifications of any other candidates the committee might be considering, and conducts one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have first-hand knowledge of the candidate’s accomplishments. The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether a candidate is recommended by a stockholder.

The Nominating and Corporate Governance Committee can be contacted as follows:

The Nominating and Corporate Governance Committee

c/o Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 608

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee receives all such communication after it has been determined that the content represents a message to the committee.

S. Jay Stewart, Chairman

William E. Johnston Jr.

Walter Kunerth

Kazuhiko Sakamoto

Compensation Committee Duties, Procedures and Policies

The Compensation Committee acts pursuant to a written charter first adopted and approved by the Board in 2002, and subsequently amended and adopted in December 2006. The Charter is posted on the Company’s website at www.autoliv.com — Who We Are — Governance, and can also be obtained free of charge in print by request from the Company using the contact information below. Each member of the Compensation Committee has been determined by the Board to be “independent” as defined in, and is qualified to serve on the committee pursuant to, the rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC.

The Compensation Committee is responsible for an annual review of the Company’s executive compensation plans in light of the Company’s goals and objectives of such plans; to evaluate annually the performance of the Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans and together with the other independent directors, determine and approve the Chief Executive Officer’s compensation level based on this evaluation; to evaluate annually the performance of the other executive officers of the Company in light of the goals and objectives of the Company’s executive compensation plans, and set the compensation of such other executive officers based on this evaluation; to evaluate annually the appropriate level of compensation for Board and committee service by non-employee directors; to review and approve any severance or termination arrangements to be made with any executive officer of the Company; to review perquisites or other personal benefits to the Company’s executive officers and directors and recommend any changes to the Board; to review and discuss with management the Company’s

CD&A, and based on that review and discussion, to recommend to the Board that the CD&A be included in the Company’s annual proxy statement or annual report on Form 10-K; to prepare the Compensation Committee Report for inclusion in the annual proxy statement or annual report on Form 10-K; and to review the description of the Compensation Committee’s process and procedures for the consideration and determination of executive officer and director compensation to be included in the Company’s annual proxy statement.

The Compensation Committee may form subcommittees for any purpose it deems appropriate and may delegate to any subcommittee such power and authority as it deems appropriate provided that no subcommittee shall consist of fewer than two members and that the Compensation Committee shall not delegate any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole. Under the Autoliv, Inc. 1997 Stock Incentive Plan, as amended, the Compensation Committee may, to the extent that any such action will not prevent the Autoliv, Inc. 1997 Stock Incentive Plan from complying with rules and regulations, delegate any of its authority thereunder to such persons as it deems appropriate.

The Vice President for Human Resources of the Company generally acts as Secretary of the Compensation Committee.

The Compensation Committee can be contacted as follows:

The Compensation Committee

c/o Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 608

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee receives all such communications after it has been determined that the content represents a message to the committee.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised exclusively of directors who have never been employed by the Company and who are “independent” as defined in the applicable rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC. No executive officer of the Company served as a member of the Compensation Committee of another entity, one of whose executive officers served on the Company’s Compensation Committee. No executive officer of the Company served as a director of another entity, one of whose executive officers either served on the Compensation Committee of such entity or served as a director of the Company.

Compensation Committee Report1

The Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis, and based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2009 Annual Meeting Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

James M. Ringler, Chairman

William E. Johnston Jr.

George A. Lorch

Lars Nyberg

Forward-Looking Statements

This Proxy Statement contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are those that address activities, events or developments that the Company or its management believes or anticipates may occur in the future, including statements relating to industry trends, business opportunities, sales contracts, sales backlog, on-going commercial arrangements and discussions, as well as any statements about future operating performance or financial results. In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “might,” “will,” “should,” or the negative of these terms and other comparable terminology, although not all forward-looking statements are so identified.

All such forward-looking statements, including without limitation, management’s examination of historical operating trends and data, are based upon our current expectations and various assumptions, and apply only as of the date of this report. Our expectations and beliefs are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct.

Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in and the successful execution of the action program discussed herein and the market reaction thereto, changes in general industry and market conditions, increased competition, higher raw material costs particularly commodity and energy costs, changes in consumer preferences for end products, customer losses and changes in regulatory conditions, customer bankruptcies or consolidations, divestiture of customer brands, the economic outlook for the Company’s markets, fluctuation of foreign

[1]

The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

currencies, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, the financial results of companies in which Autoliv has made technology investments, pricing negotiations with customers, fluctuating fuel and commodity prices and other costs, supply issues, product liability, warranty and recall claims and other litigations, tax assessments by governmental authorities, possible adverse results of pending or future litigation or infringement claims, legislative or regulatory changes, political conditions, dependence on customers and suppliers, as well the risks identified in Item 1A “Risk Factors” in our Form 10-K for the fiscal year ended December 31, 2008. Except for the Company’s ongoing obligation to disclose information under the U.S. federal securities laws, the Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information or future events.

For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is information regarding the current executive officers of the Company who are not also directors (information about Mr. Jan Carlson, Director, President and Chief Executive Officer, can be found on page 6):

Steven Fredin, age 47, Vice President Engineering, appointed September 1, 2006. Mr. Fredin has worked for Autoliv since 1988 and has been a key technical leader in virtually all of Autoliv’s product areas. Prior to assuming his current position, he was Director Global System Development of the Company and Vice President of Seatbelt Development for Autoliv North America. Mr. Fredin holds a Bachelor of Science degree in Mechanical Engineering from the Michigan Technological University.

Marika Fredriksson, age 45, Vice President and Chief Financial Officer, started her employment on September 1, 2008, succeeding Mr. Magnus Lindquist who left the Company on May 15, 2008. Ms. Fredriksson joined the Volvo Group in 1996 as Area Manager Sales Financing and in 1998 was appointed Finance Director of Volvo Construction Equipment International AB in Sweden. In 2001, she was promoted to Senior Vice President and CFO of that company. Prior to joining Volvo, she was a management consultant with Vilnius Stiklas in Lithuania and between 1991 and 1994 she was a Managing Director of a start-up company with its main operations in Eastern Europe. She has also worked for Svenska Handelsbanken at their international division. Marika Frediksson holds a Masters Degree in Business Administration from the Swedish School of Economics and Business Administration in Helsinki, Finland. She graduated in 1987.

Halvar Jonzon, age 58, Vice President Purchasing, appointed January 1, 2002. Prior to joining Autoliv, Mr. Jonzon held various positions since 1974 in Electrolux, the Swedish white goods company, including General Manager of Electrolux International (1983-86), Senior Vice President, Purchasing for the White Goods Division (1986-91), Senior Vice President and General Manager for Nordic Markets (1991-96) and for the European Logistics Division (1996-99), as well as Senior Vice President and Chief of Staff of Electrolux Home Products Europe S. A. in Brussels (1999-02). He holds an MBA from Stockholm School of Economics and an Executive Education Diploma from Columbia Business School in New York City.

Svante Mogefors, age 54, Vice President Quality, appointed April 1, 2005, after having been Director Corporate Quality of Autoliv AB since 2003. Mr. Mogefors initially joined Autoliv in 1985 and has experience in several functions and positions within Autoliv, including the areas of product development, process implementations and quality control. Between 1990 and 1996, Mr. Mogefors was for a period President of Lesjöfors Herrljunga AB and for another period President of Moelven E-Modul AB. Mr. Mogefors holds a Master of Science degree from the Chalmers Institute of Technology in Gothenburg.

Mats Ödman, age 58, Vice President Corporate Communications, appointed May 1, 1997, after having been Director of Investor Relations of Autoliv AB since 1994.

Before that Mr. Ödman had the same position in Fermenta AB and Gambro AB. Prior to that Mr. Ödman was Investor Relations Manager in New York for Pharmacia AB.

Jan Olsson, age 54, Vice President Research, appointed April 1, 2005. Mr. Olsson was Vice President Engineering from 1997 to 2005, President of Autoliv Sverige AB from 1994 to 1997 and Manager of Engineering of Autoliv Sverige from 1989 until August 1994. Mr. Olsson holds a Master of Science degree from the Chalmers Institute of Technology in Gothenburg.

Hans-Göran Patring, age 59, Vice President Human Resources, appointed on April 26, 2001. Prior to assuming his current position on January 1, 2002, he was Deputy Vice President, Human Resources from September 3, 2001, and from 1999 Group Vice President of Human Resources of the Global Automation Division at ABB in Zurich, Switzerland. Previously, he was Vice President of Human Resources for ABB’s Global Robotics Business based in the United Kingdom for three years.

Lars Sjöbring, age 41, Vice President Legal Affairs, General Counsel and Secretary, appointed September 3, 2007. Prior to joining Autoliv, Mr. Sjöbring held various positions with Telia AB; Skadden Arps, Slate, Meagher and Flom LLP; and Nokia Corp (most recently as Director Legal, M&A). Mr. Sjöbring holds Master of Law degrees from the University of Lund, Sweden; Amsterdam School of International Relations (ASIR), the Netherlands; and Fordham University School of Law, New York City, New York. Mr. Sjöbring is admitted to practice in the State of New York.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 31, 2009 by: (i) each director and nominee; (ii) our named executive officers (as defined on page 23 below); (iii) all of our directors and nominees, named executive officers and executive officers as a group; and (iv) each person known by us to beneficially own more than 5% of our common stock.

	Common Stock Beneficially Owned(1)(2)
Name of Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
AXA Assurances I.A.R.D Mutuelle
AXA Assurances Vie Mutuelle
26, rue Drouot
75009 Paris, France
AXA
25, avenue Matignon
75008 Paris, France
AXA Financial, Inc.(3)
1290 Avenue of the Americas
New York, NY 10104	8,558,737	12.2%
Lord, Abbett & Co. LLC(4)
90 Hudson Street
Jersey City, NJ 07302	4,482,525	6.4%
LSV Asset Management(5)
1 N. Wacker Drive, Suite 4000
Chicago, IL 60606	3,791,100	5.4%
Morgan Stanley(6)
1585 Broadway
New York, NY 10036	3,560,205	5.1%

	Common Stock Beneficially Owned(1)(2)
Name of Beneficial Owner	Number of Shares	Percent of Total
Directors and Named Executive Officers
Robert W. Alspaugh	2,600	*
Jan Carlson	64,917	*
Sune Carlsson	5,303	*
Marika Fredriksson	0	*
William E. Johnston Jr.	1,000	*
Halvar Jonzon	53,710	*
Walter Kunerth	0	*
George A. Lorch	303	*
Lars Nyberg	0	*
Hans-Göran Patring	31,500	*
James M. Ringler	964	*
Kazuhiko Sakamoto	0	*
S. Jay Stewart(7)	78,459	*
Mats Wallin	3,775	*
Per Welin(8)	9,088	*
Lars Westerberg(9)	220,000	*
Wolfgang Ziebart	0	*
All directors and executive officers as a group (17 individuals)(10)	471,619	*

*	Less than 1%.

(1)	Based on 70,374,516 shares of the Company’s common stock outstanding as of January 31, 2009. The figures in the table and notes thereto represent beneficial ownership and sole voting and investment power except where indicated.

(2)	Includes shares which the following individuals have the right to acquire upon exercise of options exercisable within 60 days as follows: Jan Carlson 55,750 shares, Halvar Jonzon 47,710 shares, Hans-Göran Patring 29,500 shares, Mats Wallin 3,400 shares and Lars Westerberg 148,000 shares.

(3)	The amounts shown and the following information was provided by AXA Financial, Inc. and certain of its affiliates (collectively, “AXA”) pursuant to a Schedule 13G (Amendment No. 3) filed with the SEC on February 13, 2009, indicating beneficial ownership as of December 31, 2008. Of these shares, AXA reported sole power to vote 6,454,002 shares and sole power to dispose of 8,558,737 shares.

(4)	The amounts shown and the following information were provided by Lord, Abbett & Co. LLC, pursuant to a Schedule 13G filed with the SEC on February 13, 2009, indicating beneficial ownership as of December 31, 2008. Lord, Abbett & Co. LLC reported sole power to vote 4,166,313 shares and sole power to dispose of 4,482,525 shares.

(5)	The amounts shown and the following information were provided by LSV Asset Management pursuant to a Schedule 13G filed with the SEC on February 17, 2009, indicating beneficial ownership as of December 31, 2008. LSV Asset Management reported sole power to vote and dispose of all such shares.

(6)	The amounts shown and the following information were provided by Morgan Stanley pursuant to a Schedule 13G filed with the SEC on February 17, 2009, indicating beneficial ownership as of December 31, 2008. Morgan Stanley reported sole power to vote 3,437,786 shares and sole power to dispose of 3,560,205 shares.

(7)	Mr. Stewart indirectly owns these shares, which are held in a trust with Mr. Stewart as the sole trustee.

(8)	Includes 5,257 deferred stock units.

(9)	Mr. Westerberg indirectly owns 5,000 shares, which are held by a company controlled by Mr. Westerberg.

(10)	Includes 284,360 shares issuable upon exercise of options exercisable within 60 days.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of compensation awarded to, earned by, or paid to each of the Company’s executive officers who served as a “named executive officer” (as explained below) during the last completed fiscal year.

It further discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these decisions and policies. Finally, it provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and places the data presented in perspective through the tables and narratives that follow.

Below, we will discuss our “named executive officers.” In accordance with the relevant rules and regulations promulgated by the SEC, this refers to our Chief Executive Officer (“CEO”), our current Chief Financial Officer (“CFO”), our former CFO as well as our interim CFO, and our three other executive officers who had the highest total compensation during 2008:

—	Jan Carlson, our President and CEO

—	Marika Fredriksson, our CFO

—	Halvar Jonzon, our Vice President Purchasing

—	Hans-Göran Patring, our Vice President Human Resources

—	Benoît Marsaud, our former Chief Operating Officer, President Autoliv Europe and Vice President Manufacturing[1]

—	Magnus Lindquist, our former CFO[2]

—	Mats Wallin, our interim CFO[3]

Compensation Practices Background

The Company’s common stock has been listed on the New York Stock Exchange since the merger of Autoliv AB with Morton Automotive Safety Products in 1997. Our headquarters, however, are located in Sweden, and most corporate executives, including all of our current named executive officers, reside in Sweden.

[1]	Mr. Marsaud performed other duties as of August 31, 2008, and his employment ended December 31, 2008.
[2]	Mr. Lindquist’s employment with the Company ended May 15, 2008.
[3]	Mr. Wallin performed the functions of the CFO between May 15 and September 1, 2008, when Ms. Fredriksson started with the Company.

Over time, the Company has developed a compensation philosophy which integrates elements of Swedish and international compensation practices. Swedish executive compensation levels have historically been modest compared to European markets, and even more so compared to the market in the United States. Swedish compensation practices traditionally focus on the base salary levels necessary to recruit and retain executive talent to the company. As a consequence, base salary generally constitutes half of the total compensation of our named executive officers (excluding the executive’s pension), reflecting a compromise between, on the one hand, the Swedish practice of lower total compensation but a relatively higher base salary, and on the other hand, the U.S. practice of higher total compensation but with a relatively higher at-risk component. The Company has also developed a practice of structuring and targeting incentives such that the value of long-term incentives normally is greater than that of short-term incentives. The Company has, by using variable incentive compensation, sought a balanced distribution of fixed and variable incentive compensation elements over time.

As discussed in more detail below, we use a peer group to benchmark base salary while at-risk compensation generally follows the Company’s longstanding practice discussed in the previous paragraph without being directly benchmarked against the peer group. The Committee also reviews total compensation levels of the peer group against the total compensation levels of the Company and has as of yet found no reason to change our longstanding practice with respect to non-equity and equity incentives.

Compensation Philosophy and Overview

The overall purpose of our executive compensation programs is to attract, motivate and retain the management talent the Company believes is necessary to achieve our strategic and financial objectives. We believe that these important investments in talent should effectively balance the associated compensation expense against our financial resources and the actual and expected performance of the Company to maximize the Company’s return. We also consider the competitive market in which we are headquartered and where our significant operations and markets are located in order to provide a compensation package that optimizes value to the participant and cost to the Company. The Compensation Committee and management believe that it is their responsibility to use discretion and make informed judgments as to individual compensation packages or pay levels that may occasionally deviate above or below our target pay strategy based on such factors as:

—	Individual performance and potential relative to peers.

—	Long-term succession planning and talent management.

—	Business conditions in our industry or the market overall.

—	Cases where individuals are asked to step into new roles and responsibilities for specific projects or strategic initiatives.

To meet our compensation philosophy, the compensation programs we provide have the following objectives:

OBJECTIVES
Objective A	Offer total compensation and benefits sufficient to attract, motivate and retain the management talent necessary to ensure the Company’s continued success
Objective B	Align the interests of the executives and the stockholders
Objective C	Reward performance in a given year and/or over a sustained period using straightforward programs to communicate our performance expectations
Objective D	Encourage company-wide cooperation among members of the executive, regional and business unit management teams and throughout the Company

Executive Compensation, Pension Benefits and Change in Control/Severance Programs

With these objectives in mind, our Compensation Committee has built an executive compensation program within a framework that includes three principal compensation components (base salary, annual non-equity incentive, and stock incentive program) as well as pension benefits and additional contractual arrangements to clarify the Company’s and the executive’s obligations under separation events such as a change in control of the Company.

The following summarizes each of these programs, including how we target and administer the compensation, benefits and executive programs and agreements. We intend to provide these elements annually to our executives, consistent with the competitive market for talent within which we operate. The Compensation Committee bases actual payouts that executives receive on the Company’s and the individual’s respective performance during the applicable time periods the compensation covers. The compensation paid in prior years does not affect the compensation targets the Committee establishes for our named executive officers for future years.

The Company generally sets non-equity compensation (including for all of our named executive officers) in the local currency of the country of service. For all of our named executive officers, except for Mr. Marsaud, who was paid in Euros (“EUR”), this means that the Company sets compensation in Swedish kronor (“SEK”). The exchange rate trend of the U.S. dollar impacts the U.S. dollar amounts of compensation reported in this Proxy Statement. For ease of reference, we use the following exchange rates for 2008 (1 USD = 0.81 EUR = 8.30 SEK) throughout this Proxy Statement. For historic numbers, we have converted the compensation paid in prior years by the same exchange rate in order to facilitate comparison.

We also note that the exchange rate used at the time of the Committee’s review of pay levels may vary, sometimes significantly as in 2008, compared to the exchange rates used at the time of this Proxy Statement. This can add additional variances in the following analyses relative to the Committee’s intention at the time when annual pay targets are set.

ANNUAL COMPENSATION
Objective(s) Furthered
Base Salary

Purpose. Provides a minimum level of pay that sustained individual performance warrants. We believe a competitive base salary is important to attract and retain an appropriate calibre of talent for the position.

How We Determine Base Salaries. The initial base salary pay levels for our officers are set at the time the officers assume their positions and are most significantly a function of the market assessment of the pay package required to induce the executive to accept a position at the Company and the Company’s needs to fill the position either internally or externally. For 2008, this applied primarily to Ms. Fredriksson, our new CFO.

The base salaries of our named executive officers are reviewed every year. The Compensation Committee considers changes in base salary levels after it reviews the base salary levels of our peer group (per position) as well as the level of base salary annual increases in each of the major markets from where the Company may source executive talent. The Committee seeks to meet median base salary levels of our peer group over time (please see the section on “Peer Groups and Benchmarking” below). For 2008, this adjustment process applied to all named executive officers except Ms. Fredriksson, who joined the Company in September 2008.

Based on the advice of our compensation consultants, we believe that our base salary levels are competitive with our target median positioning if the salaries are within a range of 25% above or below the market median. A range helps us to avoid extreme swings in pay targets for our executives by recognizing that data from our peer group will vary from year-to-year.

The Compensation Committee reviews, provides feedback and approves final recommendations for any individual pay adjustments for all our executive officers, including our named executive officers.

A

ANNUAL COMPENSATION
Objective(s) Furthered
Explanation of Objective % of Total Compensation. For 2008, base salaries for our named executive officers and other senior executive officers should, on average and based on target incentive levels, represent roughly half of the total of the three elements of total compensation mentioned above. At higher responsibility levels we intend to have a higher percentage of total compensation in incentive, performance-based pay. We believe these objectives are generally consistent with the practices in Sweden where most of our executives are located.
Annual Non-Equity Incentive

Purpose. Compensation program to recognize short-term performance against established annual financial performance goals of the Company (payable in the year following the year in which it was earned).

How We Determine Annual Non-Equity Incentives. For our named executive officers and most other senior executive officers, the Company pays an annual incentive based on the Company’s earnings before interest and taxes (“EBIT”), which is termed “Operating Income” in our consolidated financial statements.

—    Threshold: If the EBIT is 70% or less of the previous year’s EBIT, the Company does not pay any annual incentive.

—    Maximum: If the EBIT is 130% or more of the previous year’s EBIT, the payment equals two times the target amount, the maximum payout under the program.

—    Target: Where the relevant EBIT is between 70% and 130% of the previous year’s EBIT, the incentive is calculated through linear interpolation (“along a straight line”) between said levels.

For more information on these profit targets, please see the table in the section “Executive Compensation Implementation — Annual Non-Equity Incentive” below.

The Company believes that using a single, established profit measure provides clear direction to our executives and

A, B, C & D

ANNUAL COMPENSATION
Objective(s) Furthered

promotes our team orientation through shared responsibility for overall results. In addition, the Company believes that a single performance metric enhances the transparency of our annual incentive program and provides easy-to-understand information to our investors. We thus believe this simple, transparent approach supports good corporate governance.

However, the Company also recognizes that using a single performance metric has limitations. For instance, where the overall market for the Company’s products is impacted by extraordinary economic circumstances, such as those currently impacting our industry, a single performance metric based on profit may result in no annual non-equity incentive awards being attainable, even if the Company out-performs its competitors and the overall market. Similarly, extraordinary, non-recurring events may also impact whether non-equity incentive awards are attained or not, resulting in unintended incentives for management. Therefore, the Compensation Committee may exercise its discretion, subject to the terms and conditions of the Company’s compensation plans, to propose certain adjustments to this performance metric so the Committee has the appropriate tools to incentivize and reward management for its actions also during a prolonged economic downturn or other extraordinary, non-recurring event. The Committee may also decide to use other incentive metrics for specific projects or events.

In 2008, the Compensation Committee discussed the single performance metric in light of the extraordinary conditions for the global economy generally, and for the automotive market in particular, but concluded that no such exceptional adjustment or incentive was warranted. As a result, no annual non-equity incentive awards were payable, nor paid, to any named executive officer.

Explanation of Objective % of Total Compensation. Each year, the Committee reaffirms appropriate non-equity incentive award opportunities by position in accordance with the Company’s longstanding practice. We base our annual incentive opportunities on a percentage of each executive’s base salary. We developed these percentages from observed

ANNUAL COMPENSATION
Objective(s) Furthered
opportunities in Sweden when the program was instituted. The resulting target-level non-equity incentive opportunities for our named executive officers was in 2008 intended, at target, to represent about 20% of their total compensation. We believe that this general objective focuses our executives on achieving annual goals, while at the same time recognizes that the Company places a more significant commitment on longer-term stockholder return (please see immediately below for a discussion of long-term incentives). The Committee reviews the target total cash (sum of the base salary and target annual incentive) of each of our named executive officers as well as equity award opportunities solely to determine if any changes should be considered to the longstanding program opportunities provided.

LONG-TERM INCENTIVES
Objective(s) Furthered
Stock Incentive Program

Purpose. The Company believes that equity ownership in the Company is important to provide our executive officers with long-term incentives to build value for our stockholders. We award both stock options and restricted stock units (“RSUs”) under our stock incentive program.

—    Options have value only if the stock price increases over time and thus reward creating value for stockholders.

¡        This characteristic ensures that our named executive officers have a meaningful portion of their compensation tied to future stock price increases.

¡        In periods of flat or negative stock performance, however, options provide only limited retention value.

—    The compensation value of an RSU does not depend solely on future stock price increases. Although their value may fluctuate over time based on the stock price,

A, B & C

LONG-TERM INCENTIVES
Objective(s) Furthered

        the Company believes that RSUs provide a more powerful tool to retain valuable executives because:

¡        RSUs are easy to understand and have a more stable value relative to options, and

¡        By vesting after three years, RSUs encourage the executive to stay with the Company or forfeit significant accumulated value, even in periods of flat or negative stock performance.

In 2008, the Committee generally allocated equity incentives at a ratio of three options per RSU granted to our named executive officers.

How We Determine Long-Term Incentives. The Compensation Committee begins its process for determining the grant levels based on a review of competitive market pay levels and trends provided by the independent compensation consultant, a review of historical grant levels, and the recommendations of our CEO for grants to the senior executives (our Vice President for Human Resources provides a separate recommendation for the award to our CEO based on advice from our compensation consultants). The Committee then recommends the number of stock options and RSUs to be granted to the CEO and approves and/or modifies awards to other senior executives (including the other named executive officers) and the total number of shares available for the program as a whole.

Over time, the Committee has intended to grant equity to our named executive officers in levels consistent with the overall long-term incentive targets outlined below. The Committee also considers the resulting targeted total compensation of our named executive officers relative to the benchmark median levels of total compensation of our peer group, subject to any modifications the Committee believes are necessary, based on individual performance, industry conditions and the other criteria discussed in “Compensation Philosophy and Overview” above. Because the long-term incentive awards to

LONG-TERM INCENTIVES
Objective(s) Furthered

our named executive officers are based largely on levels awarded in Sweden, these awards are below the median long- term incentive award levels of our current peer group.

Where deemed necessary, the Committee may also grant stock options and/or restricted stock units for retention or compensation purposes outside the normal annual grant process and/or in connection with new hires.

How We Value Equity Awards. Valuation of equity awards is complex and difficult. For accounting purposes we follow FAS 123R, but when internally assessing and communicating equity compensation, we use a simplified model which assumes that the value of an RSU is the closing price for a share of our common stock on the New York Stock Exchange on the day of the award and that the value of an option is one-third that of an RSU. While admittedly simplified, this provides a simple and understandable tool to communicate the value of equity awards internally and we believe it is generally consistent with our focus on the long-term value of our stock.

Explanation of Target % of Total Compensation. Long-term incentives for our named executive officers are intended to represent a significant part of their total compensation. For 2008, we sought to allocate approximately 30% of our named executive officers’ total compensation to long-term incentives, although long-term incentives generally comprise a slightly greater percentage of the performance-based compensation for our named executive officers with the highest levels of responsibility. This target may change over time as we continue to review our compensation practices.

RETIREMENT / POST-EMPLOYMENT COMPENSATION
Objective(s) Furthered
Pension Benefits

Autoliv operates two supplemental retirement benefit programs, in addition to the mandatory programs required by local national statutes, and pays pension benefit premiums for our named executive officers that are competitive with customary local practice. The programs’ normal retirement age is 65, and the terms are as follows:

Defined Benefit Program (traditional pension). With the exception of our President and CEO, Mr. Carlson, our CFO, Ms. Fredriksson, and our interim CFO, Mr. Wallin, our other named executive officers may, because of older employment contracts and short remaining service, retire at the age of 60 with pension benefits amounting to 70% of base salary at retirement until the age of 65 and with complementary pension benefits after the age of 65 that are intended to provide pension benefits amounting to approximately 50% of base salary at retirement. The Company pays insurance premiums to insure the pension benefits for the period from the date of retirement until normal retirement age of 65 and thereafter for complementary pension benefits.

Defined Contribution Program (individual retirement investment from company contributions). Since 2007, all newly hired or promoted senior executives participate in a defined contribution plan rather than a defined benefit plan. Currently, our President and CEO and our CFO are the only named executive officers, but not the only executive officers, who participate in this plan. The Company contributes an amount equal to 35% of his annual base salary to the President and CEO’s plan. For other senior executives covered by the plan, including our CFO, the Company contributes an amount equal to 30% of their annual base salaries to the plan.

Based on advice from our benefits consultants, the Company believes these benefits are consistent with the general benefit levels of large Swedish companies. The Company periodically reviews competitive market practices to take advantage of cost-saving opportunities and to ensure our pension benefits are competitive and tax efficient for our executive officers and for the Company.

A

RETIREMENT / POST-EMPLOYMENT COMPENSATION
Objective(s) Furthered
Change in Control / Severance Programs	The Company provides severance and change in control benefits to certain of our named executive officers under their employment and severance agreements. Our senior executive officers, which include our named executive officers, have employment agreements with the Company that provide for a notice of termination of employment by the Company of 18 months. The employment agreements provide that, except in certain limited circumstances, for 12 months following an executive’s termination of employment, he or she will be subject to a non-competition agreement, and in consideration for such non-competition agreement, the Company will make monthly severance payments for 12 months. In addition, when terminated involuntarily, the executives are entitled to their full salary and benefits for their 18 months notice period plus a lump sum severance payment (calculated as described on pages 52-54 of this proxy). Our senior executive officers also have severance agreements with the Company which, in case of a termination, provide for lump sum payments following a Change of Control (as defined in such agreements and calculated as described on pages 52-54 of this proxy). These arrangements are provided to our most senior executive officers as a competitive pay package component to encourage executives to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes.	B

Executive Compensation Implementation

Base Salaries. The following table presents the salaries paid to our named executive officers in the past three fiscal years.

Base Salaries of Our Named Executive Officers
Named Executive Officer	2008	2007	2006
Jan Carlson(1) President and CEO	722,892	602,410	274,714
Marika Fredriksson(2) Chief Financial Officer	404,819	N/A	N/A
Halvar Jonzon Vice President Purchasing	286,747	272,508	255,664
Hans-Göran Patring Vice President Human Resources	287,952	272,508	255,063
Benoît Marsaud Former Chief Operating Officer	555,556	555,556	514,705
Magnus Lindquist(3) Former Chief Financial Officer	385,542	385,542	342,890
Mats Wallin Interim Chief Financial Officer	125,301	119,277	115,663

(1)	The amount in 2007 reflects what Mr. Carlson would have received on an annualized basis in 2007 had he been the President and CEO for the entire year. However, as his tenure as President and CEO began on April 1, 2007, he actually received $539,903.

(2)	The amount in 2008 reflects what Ms. Fredriksson would have received on an annualized basis. However, as her employment with the Company started on September 1, 2008, Ms. Fredriksson actually received $134,940.

(3)	The amount in 2008 reflects what Mr. Lindquist would have received in 2008 on an annualized basis. However, as his employment with the Company ended on May 15, 2008, Mr. Lindquist actually received $144,578.

Annual Non-Equity Incentive. The following table presents the annual incentive opportunities for each named executive officer expressed as a percentage of base salary. Award opportunities may vary among the Company’s named executive officers and overall may range from zero to 100% of their base salaries. We established these targets based on the level of position and responsibility.

Annual Non-Equity Incentive Opportunity for Our Named Executive Officers in 2008
Named Executive Officers	Incentive as a % of Base Salary
	Threshold	Target	Maximum
Jan Carlson President and CEO	0%	50%	100%
Marika Fredriksson Chief Financial Officer	0%	30%	60%
Halvar Jonzon Vice President Purchasing	0%	30%	60%
Hans-Göran Patring Vice President Human Resources	0%	27%	54%
Benoît Marsaud Former Chief Operating Officer	0%	40%	80%
Magnus Lindquist Former Chief Financial Officer	0%	30%	60%
Mats Wallin Interim Chief Financial Officer	0%	29%	43.5%

As discussed on pages 27-28 above, the annual incentive performance metric is primarily based on the Company’s EBIT performance compared to that of the previous year. While the annual incentive performance metric may be adjusted by the Compensation Committee as discussed above, the Compensation Committee did not make any such adjustments for 2008.

Actual Pay-Out Annual Non-Equity Incentive Program
Year	Pay-Out
2008	0.00 x target
2007	1.08 x target
2006	1.05 x target

The table below presents the annual incentive paid to our named executive officers in the past three fiscal years.

Annual Non-Equity Incentives Paid to Our Named Executive Officers in 2008
Named Executive Officer	2008	2007	2006
Jan Carlson President and CEO	0.00	272,544	87,588
Marika Fredriksson Chief Financial Officer	0.00	N/A	N/A
Halvar Jonzon Vice President Purchasing	0.00	93,555	89,693
Hans-Göran Patring Vice President Human Resources	0.00	77,963	68,217
Benoît Marsaud Former Chief Operating Officer	0.00	240,141	179,513
Magnus Lindquist Former Chief Financial Officer	0.00	124,740	107,379
Mats Wallin Interim Chief Financial Officer	0.00	33,831	31,627

Stock Incentive Program. Equity incentives are provided under the Autoliv 1997 Stock Incentive Plan, as amended, which has been approved by our stockholders and is administered by the Compensation Committee as described on pages 29-31 above.

The annual grant date for our Stock Incentive Program is in the first quarter of the fiscal year, following publication of our fourth quarter financial results. This is done to enhance corporate governance procedures and to avoid unintended burdens to participants as a result of “black-out periods.”

All stock options granted to our executive officers for 2008 expire after 10 years, have an exercise price equal to the closing price on the New York Stock Exchange on the date of grant and are exercisable after one year of continued employment following the grant date.

All RSUs granted to our named executive officers vest after three years and are conditioned upon the named executive officer not having given notice of termination of employment prior to the vesting date, although the Compensation Committee has the discretion to allow RSUs to vest during the notice period.

In 2008, there were 254 participants in the Stock Incentive Program, compared to 269 in 2007 and 269 in 2006.

The following table presents the stock option and RSU awards (representing the number of shares of our common stock subject to such awards) to our named executive officers in the past three fiscal years.

Equity Awards to Our Named Executive Officers
Named Executive Officer	2008		2007		2006
	Options	RSUs	Options	RSUs	Options	RSUs
Jan Carlson President and CEO	20,000	6,667	20,000	11,267	5,000	1,667
Marika Fredriksson Chief Financial Officer	3,000	1,000	N/A	N/A	N/A	N/A
Halvar Jonzon Vice President Purchasing	6,000	2,000	5,500	1,834	6,000	2,000
Hans-Göran Patring Vice President Human Resources	6,000	2,000	5,500	1,834	6,000	2,000
Benoît Marsaud Former Chief Operating Officer	N/A	N/A	16,500	5,500	6,000	2,000
Magnus Lindquist Former Chief Financial Officer	N/A	N/A	5,500	1,834	6,000	2,000
Mats Wallin Interim Chief Financial Officer	1,900	633	750	250	750	250

Analysis

The following tables analyze the actual compensation of our active named executive officers at the end of 2008 versus our compensation objectives discussed above. This analysis is in addition to the analysis that appears throughout this Compensation Discussion and Analysis. In discussing the total compensation of our named executive officers relative to the total compensation of similar positions in our peer group, we reiterate that the Compensation Committee does not specifically target total compensation levels relative to our peer group, except as an informational point in monitoring the results of our allocation objective approach.

As the 2008 EBIT used for calculating the annual non-equity incentive was below 70% of the 2007 adjusted EBIT, no annual non-equity incentive was paid. Consequently, the Committee’s targeted relation between base, annual non-equity incentive and Stock Incentive Program was not realized in actual payment. When discussing targeted relationship between the various components below, we assume payment of annual non-equity incentive awards at target levels.

Jan Carlson President & CEO
Base Salary(1)	Approximate Market Median	Analysis
$722,892	$1,060,000

When Mr. Carlson was originally appointed to his current position, his base salary was set below market median levels with the expectation that there would be adjustments as needed to establish, within a few years, a base salary consistent with market levels for a similar position in our peer group. When Mr. Carlson’s salary for 2008 was determined, he had assumed his role relatively recently. His salary therefore remains below the market level for a similar position in our peer group. While the Committee believes that the level was acceptable for 2008, it had expected to revise Mr. Carlson’s base salary level for 2009. However, in light of the action program implemented by the Company, as well as the uncertainty surrounding the automotive industry as a whole, Mr. Carlson in late 2008 requested that any potential adjustment for 2009 be postponed. Mr. Carlson’s 2009 base salary will thus remain at the 2008 level, despite being below the median for our peer group. For 2008, Mr. Carlson’s base salary comprised 41% of his total compensation, slightly below the Committee’s objective of 50%.

Annual Incentive	Amount at 20% Objective	Analysis
$0	$424,000	As the Company did not meet its EBIT target for 2008, no annual non-equity incentive award was payable, and thus none was paid. Mr. Carlson’s annual incentive target award comprised 20% of his total 2008 compensation.
Equity Awards	Amount at 30% Objective	Analysis
$688,933	$636,000	In 2008, the value of the equity awarded to Mr. Carlson, based on the assumed value discussed on page 31 above, comprised approximately 39% of his total compensation, partly due to no annual non-equity incentive being paid.

Jan Carlson President & CEO
Total Compensation	Approximate Market Median	Analysis
$1,411,825	$2,120,000

Mr. Carlson’s total compensation remains below that of our peer group. The Committee intends to continue to review Mr. Carlson’s performance and his total compensation level in light of his performance goals and the market for our peer group. It anticipates that, over time, Mr. Carlson’s total compensation will be aligned with our peer group.

Pension & Other Compensation	Analysis
$277,818	Mr. Carlson received other compensation totaling $277,818, which included the Company’s contribution of $238,123 to Mr. Carlson’s Defined Contribution Plan. Based on the advice from our compensation consultants, the Committee believes these benefits are appropriate for an officer in Mr. Carlson’s position.

(1)	This amount reflects the value for the awards in 2008. These values will be different than the values presented in the Summary Compensation Table on page 48, which only presents the associated expense by the Company during this fiscal year for the individual.

Marika Fredriksson Chief Financial Officer
Base Salary(1)	Approximate Market Median	Analysis
$404,819	$409,638	The base salary paid to Ms. Fredriksson in 2008 was consistent with the median base salary level of our peer group. Ms. Fredriksson’s base salary comprised approximately 55% of her total compensation in 2008, which is consistent with the Committee’s objective of 50%.
Annual Incentive	Amount at 20% Objective	Analysis
$0	$163,855	As the Company did not meet its EBIT target for 2008, no annual non-equity incentive award was payable, and thus none was paid. Ms. Fredriksson’s annual incentive target award comprised 15% of her total 2008 compensation.

Marika Fredriksson Chief Financial Officer
Equity Awards(2)	Amount at 30% Objective	Analysis
$206,680	$245,783	In 2008, the value of the equity awarded to Ms. Fredriksson based on the assumed value discussed on page 31 above, comprised approximately 30% of her total compensation, partly due to no annual non-equity incentive being paid.
Total(1) Compensation	Approximate Market Median	Analysis
$611,499	$819,276	The target total compensation paid to Ms. Fredriksson is within the competitive range of the market median for our peer group. We believe that the total compensation amount, and each component, is appropriate for a CFO for our market and industry.
Pension & Other Compensation	Analysis
$40,350	Ms. Fredriksson received other compensation totalling $40,350, which included the compensation contribution of $34,638 to Ms. Fredriksson’s Defined Contribution Plan. We believe these benefit levels are appropriate for officers in Ms. Fredriksson’s position.

(1)	These amounts reflect what Ms. Fredriksson would have received in 2008 on an annualized basis. However, as she began her employment with the Company on September 1, 2008, Ms. Fredriksson actually received $134,940.

(2)	This amount reflects the value of the awards in 2008 that Ms. Fredriksson would have received had her employment with the Company started on January 1, 2008. The value of the awards Ms. Fredriksson actually received was $76,860. These values will be different than the values presented in the Summary Compensation Table on page 48, which only presents the associated expense by the Company during this fiscal year for the individual.

Halvar Jonzon Vice President Purchasing
Base Salary	Approximate Market Median	Analysis
$286,747	$237,349	The base salary paid to Mr. Jonzon in 2008 was approximately 20% higher than the median base salary level for the peer group, which the Committee considers to be appropriate for a Vice President Purchasing for our market and industry. Mr. Jonzon’s base salary comprised approximately 50% of his total compensation in 2008, which is consistent with the Committee’s objective of 50%.
Annual Incentive	Amount at 20% Objective	Analysis
$0	$94,940	As the Company did not meet its EBIT target for 2008, no annual non-equity incentive award was payable, and thus none was paid. Mr. Jonzon’s annual incentive target award comprised 15% of his total 2008 compensation.
Equity Awards(1)	Amount at 30% Objective	Analysis
$206,680	$142,409	In 2008, the value of the equity awarded to Mr. Jonzon, based on the assumed value discussed on page 31 above, comprised approximately 35% of his total compensation, partly due to no annual non-equity incentive being paid.
Total Compensation	Approximate Market Median	Analysis
$493,427	$474,698	The target total compensation paid to Mr. Jonzon is approximately 4% above the market median for our peer group, which the Committee considers to be appropriate for a Vice President Purchasing for our market and industry.
Pension & Other Compensation	Analysis
$400,754	During 2008, the change in pension value with respect to Mr. Jonzon’s Defined Benefit Plan was $302,340. Mr. Jonzon also received $98,414 in other compensation. We believe these benefit levels are appropriate for officers in Mr. Jonzon’s position.

(1)	This amount reflects the value for the awards in 2008. These values will be different than the values presented in the Summary Compensation Table on page 48, which only presents the associated expense by the Company during this fiscal year for the individual.

Hans-Göran Patring Vice President Human Resources
Base Salary	Approximate Market Median	Analysis
$287,952	$289,157	The base salary paid to Mr. Patring in 2008 was consistent with the median base salary level for the peer group. Mr. Patring’s base salary comprised approximately 50% of his total compensation in 2008, which is consistent with the Committee’s objective of 50%.
Annual Incentive	Amount at 20% Objective	Analysis
$0	$115,663	As the Company did not meet its EBIT target for 2008, no annual non-equity incentive award was payable, and thus none was paid. Mr. Patring’s annual incentive target award comprised 14% of his total 2008 compensation.
Equity Awards(1)	Amount at 30% Objective	Analysis
$206,680	$173,494	In 2008, the value of the equity awarded to Mr. Patring, based on the assumed value discussed on page 31 above, comprised approximately 36% of his total compensation, partly due to no annual non-equity incentive being payable.
Total Compensation	Approximate Market Median	Analysis
$494,632	$578,314	The target total compensation paid to Mr. Patring is approximately 15% below the market median for our peer group, which the Committee considers to be appropriate for a Vice President Human Resources for our market and industry.
Pension & Other Compensation	Analysis
$428,541	During 2008, the change in pension value with respect to Mr. Patring’s Defined Benefit Plan was $337,068. Mr. Patring also received $91,473 in other compensation. We believe these benefit levels are appropriate for officers in Mr. Patring’s position.

(1)	This amount reflects the value for the awards in 2008. These values will be different than the values presented in the Summary Compensation Table on page 48, which only presents the associated expense by the Company during this fiscal year for the individual.

Benoît Marsaud Former Chief Operating Officer
Base Salary	Approximate Market Median(1)	Analysis
$555,556	$555,660	As discussions regarding his future responsibilities were initiated with Mr. Marsaud by January 1, 2008, Mr. Marsaud did not receive a salary adjustment for 2008.(2)
Annual Incentive	Amount at 20% Objective	Analysis
$0	$222,264	As the Company did not meet its EBIT target for 2008, no annual non-equity incentive award was payable, and thus none was paid.
Equity Awards	Amount at 30% Objective	Analysis
$0	$333,396	As discussions regarding his future responsibilities were initiated by January 1, 2008, no equity was awarded to Mr. Marsaud in 2008.
Total Compensation	Approximate Market Median	Analysis
$555,556	$1,111,320	The target total compensation paid to Mr. Marsaud is not comparable with the competitive range of the market median for our peer group due to the factors discussed above and pay decisions associated with his termination.
Pension & Other Compensation	Analysis
$137,343	During 2008, the change in pension value with respect to Mr. Marsaud’s Defined Benefit Plan was $53,346. This amount is lower than that for the other named executive officers due to the different regulatory environment in France for such plans. Mr. Marsaud also received $83,997 in other compensation. We believe these benefit levels were appropriate for officers in Mr. Marsaud’s position.

(1)	Because the Compensation Committee determined to keep Mr. Marsaud’s 2008 salary consistent with his 2007 salary due to the ongoing discussions regarding his future responsibilities with the Company, the Compensation Committee did not consider an approximate market median with respect to Mr. Marsaud in 2008, although the approximate market median in 2007 was $555,660.

(2)	On August 26th, 2008, the Company agreed on the terms of a separation arrangement with Mr. Marsaud, who until August 1, 2008, held the position of Chief Operating Officer of the Company. Mr. Marsaud’s employment with the Company terminated on December 31, 2008. In connection with the arrangement, Mr. Marsaud received severance and settlement compensation of approximately $3,400,000, which includes amounts payable under French law for severance indemnity and collective bargaining agreement requirements. We paid approximately half of the settlement at the time we entered into the separation agreement and the other half in January 2009.

Magnus Lindquist Former Chief Financial Officer(1)
Base Salary(2)	Approximate Market Median	Analysis
$385,542	$409,638	The base salary paid to Mr. Lindquist in 2008 was, as a result of his December 2007 notice of resignation, maintained at the 2007 level.
Annual Incentive	Amount at 20% Objective	Analysis
$0	$163,855	As the Company did not meet its EBIT target for 2008, no annual non-equity incentive award was payable, and thus none was paid.
Equity Awards	Amount at 30% Objective	Analysis
$0	$245,783	Mr. Lindquist was granted no equity awards in 2008 as a result of his December 2007 notice of resignation.
Total(2) Compensation	Approximate Market Median	Analysis
$385,542	$819,276	The target total compensation paid to Mr. Lindquist is not comparable with the competitive range of the market median for our peer group due to the factors discussed above and pay decisions associated with his departure.
Pension & Other Compensation	Analysis
$114,308	During 2008, the change in pension value with respect to Mr. Lindquist’s Defined Benefit Plan was $99,925. Mr. Lindquist also received $15,013 in other compensation. We believe these benefit levels were appropriate for officers in Mr. Lindquist’s position.

(1)	As discussed on page 34, Mr. Lindquist gave notice of his resignation as our CFO on December 19, 2007, and resigned on May 15, 2008.

(2)	These amounts reflect what Mr. Lindquist would have received on an annualized basis if he had been employed by the Company throughout 2008. However, as his employment with the Company ended on May 15, 2008, Mr. Lindquist actually received $144,578. In connection with his termination, Mr. Linquist received a lump sum severance amount of $125,300 pursuant to his employment agreement with the Company, most of which was paid in connection for his agreement not to compete with the Company for the next 12 months.

Mats Wallin Interim Chief Financial Officer
Other than the approximately three months where he acted as the interim CFO, Mr. Wallin performed his duties as a controller and was compensated based on such duties. The base salary paid to Mr. Wallin as a controller in 2008 was $125,301. Mr. Wallin had an incentive opportunity at a target of $36,337, but none was paid. As a controller, Mr. Wallin received 300 restricted stock units and 900 options. As additional consideration for performing the temporary functions as the interim CFO, Mr. Wallin was awarded a cash award of $12,048, 333 RSUs and 1000 options.

The Role of the Compensation Consultants

The Compensation Committee periodically solicits the advice of compensation consultants during the fiscal year to ensure that the Company’s compensation program is competitive with that of those offered by its peer group. Due to the relative scarcity of compensation disclosure in the European market, including in Sweden, Swedish companies commonly rely on the experience of local consultants when determining final compensation levels to attempt to be competitive in the Swedish market. The Committee annually reviews these pay levels and target incentive opportunities versus the competitive market and considers both the consultants’ input regarding trends, the CEO’s recommendations for the other named executive officers as relayed by our Vice President for Human Resources, the recommendations of the Vice President for Human Resources for the CEO’s compensation, and other relevant factors as discussed above in the “Compensation Philosophy and Overview” section.

In 2008, the Company retained HRS Human Resource Services AB (“HRS”), a company affiliated with Towers Perrin, and Mercer Human Resource Consulting AB (“Mercer”) for this purpose. Both consultants were retained by the Company, and HRS also acted under the direction of the Compensation Committee. Mercer was assigned to provide pension benefits as well as general advice regarding compensation and incentive programs. HRS was assigned specific tasks related to compensation of senior executive officers.

The Committee met three times with representatives of HRS during 2008.

Peer Groups and Benchmarking

The Company’s peer group in 2008 consists of companies from the automotive industry and general industrial companies based in a number of markets in which the Company operates, including Sweden, the United States, France, Germany and the United Kingdom. Within these countries, the Committee chose peer companies based on total revenue, number of employees and market capitalization. The ranges (25th percentile to 75th percentile) of the revenues, number of employees and market capitalization of the companies in our peer group are: $6.7 billion to $15.5 billion, 30,000 to 60,000 employees, and $3.3 billion to $19.0 billion, respectively. As discussed on page 24 above, the Committee is continuing to review the Company’s peer group and may make additional adjustments in the future.

Using the guideline criteria set forth above, our consultant develops a position-specific market survey for our executive officers. The data used for each position depends on the availability of data in the various companies and countries for the position we attempt to assess. Compensation decisions in 2008 were based on information from the following peer group:

Our Peer Group Companies In 2008
Company	Country	Revenues ($ in millions)(1)	Number of Employees (thousands)(1)	Market Capitalization ($ in millions)(1)
Assa Abloy	Sweden	4,900	31.2	11,500
Atlas Copco	Sweden	8,000	25.9	18,800
Continental	Germany	21,800	89.0	19,700
Cummins	USA	11,400	33.0	12,800
Electrolux	Sweden	15,200	63.0	5,500
Faurecia	France	16,300	60.0	16,300
GKN	UK	7,100	40.0	4,800
Lear	USA	17,800	90.0	2,200
MAN	Germany	19,100	52.0	23,000
Sandvik	Sweden	11,300	41.7	21,800
Sauer Danfoss	USA	1,700	9.0	1,200
Scania	Sweden	11,000	32.8	21,600
SKF	Sweden	8,300	41.0	8,300
Tenneco	USA	4,700	18.4	1,300
Textron	USA	11,500	44.0	18,300
Tomkins	UK	5,600	34.2	3,600
Trelleborg	Sweden	4,300	24.0	2,000
TRW	USA	13,100	59.9	2,400
Valeo	France	14,600	25.0	3,700
AB Volvo	Sweden	38,700	81.1	38,800

(1)	Revenues and number of employees are based on fiscal year 2006 data, while market capitalization is as of November 2007.

Survey data of general industrial companies of relevant size, if used, was selected from each country.

Role of the Chief Executive Officer

Our CEO regularly participates in the meetings of the Compensation Committee. During 2008, the CEO was invited by the Committee to participate in all of its meetings. The Committee excuses the CEO from the meeting when matters related to his compensation are discussed.

The Compensation Committee assigns to the Vice President for Human Resources the task of preparing proposals for compensation levels for the CEO and, in liaison with the CEO, other executive officers including other named executive officers. As a result, our CEO generally has a significant impact on the compensation paid to the other named executive officers.

Policy for Adjustment or Recovery of Awards Following Restatements

Autoliv does not currently have a formal policy regarding adjustment or recovery of awards if performance measures used to determine awards are restated. However, in cases such as fraud or gross negligence, the Company will review its alternatives for adjustment and/or recovery in the context of the magnitude of the restatement, the cost to recover and the impact to those not involved in or responsible for the fraud or error leading to the restatement. Our Board will determine the extent to which the Company will pursue recovery and/or adjustments and from/for whom.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986 as amended (the “Code”) generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their chief executive officers and the three other most highly compensated executive officers (other than their chief financial officers) that is not “performance based” (as defined in the Code). The Company is seeking stockholder approval of the Amended and Restated 1997 Plan, as further described in Item 3 in this Proxy Statement, which includes certain necessary provisions to allow the Compensation Committee to structure the employee incentive compensation programs that our most highly compensated officers participate in to comply with the Code’s definition of performance-based compensation. Notwithstanding the foregoing, the Committee retains the discretion to authorize incentive payments that may not be deductible if it believes that doing so would be in the best interest of the Company and its stockholders.

EXECUTIVE COMPENSATION

Summary Compensation Table(1)

The following table shows information concerning the annual compensation for services provided by our President and CEO, our current CFO, our interim CFO, and our former CFO, and our three other most highly compensated executives in the fiscal year ended December 31, 2008, for each of the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total
Jan Carlson President and CEO	2008	$722,892	$0	$345,870	$167,712	$0	$22,307	$255,511	$1,514,292
	2007	$539,903	$0	$205,705	$287,750	$272,544	$0	$283,269	$1,589,171
	2006	$274,714	$0	$60,557	$69,150	$87,588	$133,840	$63,998	$689,847

Marika Fredriksson(5) Chief Financial Officer	2008	$134,940	$0	$5,631	$5,816	$0	N/A	$40,350	$186,737
	2007	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2006	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Halvar Jonzon Vice President Purchasing	2008	$286,747	$0	$98,951	$50,313	$0	$302,340	$98,414	$836,765
	2007	$272,508	$0	$96,272	$83,545	$93,555	$246,831	$83,704	$876,415
	2006	$255,664	$0	$91,547	$82,980	$89,693	$221,795	$88,847	$830,526

Hans-Göran Patring Vice President Human Resources	2008	$287,952	$0	$98,951	$50,313	$0	$337,068	$91,473	$865,757
	2007	$272,508	$0	$96,272	$83,545	$77,963	$266,330	$107,852	$904,470
	2006	$255,063	$0	$91,547	$82,980	$68,217	$239,342	$106,106	$843,255

Benoît Marsaud Former Chief Operating Officer	2008	$555,556	$0	$141,252	$0	$0	$53,346	$83,997	$834,151
	2007	$555,556	$0	$159,369	$250,635	$240,141	$45,437	$69,595	$1,320,733
	2006	$514,705	$0	$91,547	$82,980	$179,513	$45,653	$68,237	$982,635

Magnus Lindquist(6) Former Chief Financial Officer	2008	$144,578	$0	$69,141	$0	$0	$99,295	$15,013	$328,027
	2007	$385,542	$0	$96,272	$83,545	$124,740	$137,995	$30,180	$858,274
	2006	$342,890	$0	$91,547	$82,980	$107,379	$107,373	$35,633	$767,802

Mats Wallin Interim Chief Financial Officer	2008	$125,301	$0	$18,486	$15,933	$0	N/A	$51,927	$211,647
	2007	$119,277	$0	$10,718	$10,078	$33,831	N/A	$45,594	$219,498
	2006	$115,663	$0	$8,062	$10,373	$31,627	N/A	$47,494	$213,223

(1)	The amounts contained in the table were paid in either Swedish Kronor or Euro. All amounts have been converted to dollars using the following exchange rates (refer to page 25); 1 USD = 8.30 SEK = 0.81 EUR.

(2)	The numbers reflect the dollar amount recognized in 2008 under FAS 123R. The FAS 123R values are the accounting values used by the Company to establish the cost of the grants. For more information see the Company’s Annual Report Note 1 “Stock Based Compensation.”

(3)	All amounts contained in the column relate to Change in Pension Value.

(4)	All other compensation consists of (i) for Ms. Fredriksson and Messrs. Carlson, Marsaud, Jonzon and Patring, premiums covering pension for early retirement from the age of 60 and/or complementary pension benefits after the age of 65, including supplemental health insurance and for Mr. Wallin, pension benefits consistent with Swedish legal requirements and the applicable collective bargaining agreement (as discussed in the sections called “Pension Benefits” of our Compensation Discussion and Analysis), and (ii) for Ms. Fredriksson and Messrs. Carlson, Marsaud, Jonzon, Patring, and Wallin the amount includes the aggregate incremental cost to the Company of a company car, which is $5,712, $17,388, $27,462, $17,476, $33,620 and $15,569 respectively. For Mr. Carlson and Ms. Fredriksson, the amount includes $238,123 and $34,638, respectively, contributed in 2008 to their defined contribution plans.

(5)	These amounts reflect what Ms. Fredriksson received in 2008, as her employment with the Company started on September 1, 2008. Ms. Fredriksson’s base salary on an annualized basis was $404,819.

(6)	These amounts reflect what Mr. Lindquist actually received during 2008, as his employment with the Company ended on May 15, 2008. His base salary on an annualized basis was $385,542.

See our “Compensation Discussion and Analysis” above for more information.

Grants of Plan-Based Awards Table(1)

The following table summarizes grants of plan-based awards to named executive officers made in the year ended December 31, 2008:

Name and Principal Position	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)
Jan Carlson President and CEO	02/19/08	12/19/07				6,667			$344,484
	02/19/08	12/19/07	$0	$361,446	$722,892		20,000	$51.67	$193,800
Marika Fredriksson Chief Financial Officer	09/02/08	05/06/08				1,000			$38,430
	09/02/08	05/06/08	$0	$40,482	$80,964		3,000	$38.43	$17,790
Halvar Jonzon Vice President Purchasing	02/19/08	12/19/07				2,000			$103,340
	02/19/08	12/19/07	$0	$86,024	$172,048		6,000	$51.67	$58,140
Hans-Göran Patring Vice President Human Resources	02/19/08	12/19/07	$0			2,000			$103,340
	02/19/08	12/19/07	$0	$77,747	$155,494		6,000	$51.67	$58,140
Benoît Marsaud Former Chief Operating Officer(3)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Magnus Lindquist Former Chief Financial Officer(3)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Mats Wallin Interim Chief Financial Officer(3)	02/19/08	12/19/07	$0	$36,337	$54,506	633			$32,707
	02/19/08	12/19/07					1,900	$51.67	$18,411

(1)	For 2008, all senior executive officers of the Company as a group received 62,000 options and 20,667 RSUs, and all employees of the Company (other than executive officers) as a group received 200,200 options and 66,733 RSUs.

(2)	The grant date fair value of the RSUs and the stock options is calculated according to FAS 123R. For more information see the Company’s Annual Report Note 1 “Stock Based Compensation.”

(3)	No non-equity incentive plan awards or equity plan awards were made.

See our “Compensation Discussion and Analysis” above for more information.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the total number of securities underlying outstanding plan awards for the named executive officers in the year ended December 31, 2008:

	Year	Option Awards(1)					Stock Awards
Name and Principal Position		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un- exercisable	Option Exercise Price ($)	Option Expiration Date		Number of shares or Units of Stock that have not vested (#)	Market Value of Shares or Units of Stock that have not vested ($)(4)
Jan Carlson President and CEO	2008		20,000	51.67	02/19/18		6,667	143,074
	2007	15,000		57.40	06/14/17		5,000	107,300
	2007	5,000		59.01	02/14/17		6,267	134,490
	2006	5,000		49.60	01/09/16		1,667	35,774
	2005	3,500		47.46	01/10/15
	2004	3,250		40.26	01/12/14
	2003	4,000		21.36	01/02/13

Marika Fredriksson Chief Financial Officer	2008		3,000	38.43	09/02/18		1,000	21,460

Halvar Jonzon Vice President Purchasing	2008		6,000	51.67	02/19/18		2,000	42,920
	2007	5,500		59.01	02/14/17		1,834	39,358
	2006	6,000		49.60	01/09/16		2,000	42,920
	2005	6,000		47.46	01/10/15
	2004	6,000		40.26	01/12/14
	2003	7,500		21.36	01/02/13
	2002	10,000		19.96	01/02/12
	2001	710		18.17	12/03/11

Hans-Göran Patring Vice President Human Resources	2008		6,000	51.67	02/19/18		2,000	42,920
	2007	5,500		59.01	02/14/17		1,834	39,358
	2006	6,000		49.60	01/09/16		2,000	42,920
	2005	6,000		47.46	01/10/15
	2004	6,000		40.26	01/12/14

Benoît Marsaud (2)(5) Former Chief Operating Officer	2008	N/A
	2007		16,500	59.01	02/14/17		5,500
	2006	6,000		49.60	01/09/16		2,000
	2005	6,000		47.46	01/10/15		2,000
	2004	6,000		40.26	01/12/14
	2003	7,500		21.36	01/02/13

Magnus Lindquist (3)(5) Former Chief Financial Officer	2008	N/A
	2007		5,500	59.01	02/14/17	(3)
	2006

Mats Wallin Interim Chief Financial Officer	2008		1,900	51.67	02/19/18		633	13,584
	2007	750		59.01	02/14/17		250	5,356
	2006	750		49.60	01/09/16		250	5,356
	2005	375		47.46	01/10/15

(1)	The options and RSUs were granted on December 3, 2001, January 2, 2002, January 2, 2003, January 12, 2004, January 10, 2005, January 9, 2006, February 14, 2007, June 14, 2007, February 19, 2008 and September 2, 2008. All options granted are for 10-year terms with an exercise price equal to the fair market value on the NYSE on the date of grant and become exercisable after one year of continued employment following the grant date. All RSUs granted generally vest after three years and are conditioned upon the optionee not having given notice of termination of employment prior to such date.

(2)	Mr. Marsaud’s Stock and Option awards program was cancelled as of August 31, 2008, at which time all unvested rights were terminated.

(3)	Mr. Lindquist’s Stock and Option awards program was cancelled as of May 15, 2008, at which time all unvested rights were terminated.

(4)	The closing price on the NYSE for the Autoliv Common Stock, on December 31, 2008, was $21.46.

(5)	No non-equity incentive plan awards or equity plan awards were made.

Option Exercises and Stock Vested

The following table summarizes the stock option exercises and the vesting of restricted stock awards for each of our named executive officers for the year ended December 31, 2008:

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jan Carlson	0	$0	1,167	$55,211
Marika Fredriksson	0	$0	0	$0
Halvar Jonzon	0	$0	2,000	$94,620
Hans-Göran Patring	0	$0	2,000	$94,620
Benoît Marsaud	0	$0	2,000	$94,620
Magnus Lindquist	0	$0	2,000	$94,620
Mats Wallin	0	$0	125	$5,914

(1)	The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring the shares.

(2)	The value realized on vesting of the restricted shares shown in the table above was calculated as the product of the closing price of a share of our common stock on the vesting date multiplied by the number of shares vested.

Pension Benefits

The following table summarizes the present value of the benefit (and other information) under the defined benefit plan of the Company for the named executive officers in the year ended December 31, 2008:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments during Last Fiscal Year ($)(2)
Jan Carlson	Executive Plan	2.0	$196,940	$0
Marika Fredriksson	Executive Plan	N/A	N/A	N/A
Halvar Jonzon	Executive Plan	7.08	$1,324,344	$0
Hans-Göran Patring	Executive Plan	7.33	$1,488,362	$0
Benoît Marsaud(3)	Executive Plan	37	$242,743	$0
Magnus Lindquist	Executive Plan	6.90	$614,145	$0
Mats Wallin(4)	N/A	N/A	N/A	N/A

(1)	The accumulated benefit is a measure of pension liabilities used for accounting purposes. The underlying calculation values accrued pensions for plan beneficiaries based on completed service and current salaries allowing for any required future increases on these benefits. Effectively, regarding pension benefits, the measure gives an approximate indication of the liability that would have to be met if the plan were frozen. The measure is market-based in that it values liabilities at market interest rates for investment grade bonds.

(2)	None of our named executive officers received a pension payment during 2008.

(3)	The Company has paid pension benefit premiums for Mr. Marsaud in accordance with French practice.

(4)	Mr. Wallin did not participate in the Company’s executive pension plans. Mr. Wallin’s pension is determined based on Swedish legal requirements governing pensions and the standards set by the applicable collective bargaining agreement.

See our “Compensation Discussion and Analysis” above for more information.

The Company does not have any non-qualified defined contribution or deferred compensation plans for the named executive officers.

Potential Payments Upon Termination or Change of Control

The Company has entered into agreements and maintains plans that may require the Company to make payments and/or provide benefits to our named executive officers in the event of termination of employment or a change of control.

Employment Agreements. The Company’s employment agreements with Messrs. Carlson, Jonzon, and Patring and Ms. Fredriksson obligate the Company to provide notice of termination of employment of 18 months, as well as a severance payment calculated as described below. The employment agreements obligate Messrs. Jonzon, and Patring and Ms. Fredriksson to provide the Company with notice of resignation of 6 months. Mr. Carlson’s employment agreement obligates him to provide the Company with notice of resignation of 12 months. Following termination of employment, except when (i) the Company terminates the employment, unless the termination is caused by a breach of the agreement by the executive or (ii) the executive terminates the employment due to the Company’s breach of the agreement, Messrs. Carlson, Jonzon, and Patring and Ms. Fredriksson, are prohibited from competing with the Company for a period of 12 months. In consideration for such noncompetition, in the case of each of Messrs. Carlson, Jonzon, and Patring, and Ms. Fredriksson, the Company is obligated to make monthly severance payments to the executive for 12 months. Such monthly payment shall equal the difference between the executive’s monthly gross salary when his employment was terminated and any lower salary earned by the executive in his new employment. The monthly payment is limited to a maximum of 60 percent of the gross salary earned when employment was terminated. The Company is not obligated to make such payments if the executive’s employment terminates due to his retirement.

In addition, pursuant to the terms of their employment agreements, if terminated involuntarily, Messrs. Carlson, Jonzon, and Patring, and Ms. Fredriksson would be entitled to full salary and benefits for their notice period of 18 months, plus a lump sum severance payment equal to (i) the executive’s then current annual salary, (ii) (A) in the case of Messrs. Jonzon and Patring, the average of the annual bonuses received by the executive for the two most recent fiscal years, the annual bonus for the most recent fiscal year, or the annual bonus for the fiscal year immediately prior to the fiscal year during which the first event or circumstance constituting Good Reason (as defined in the Severance Agreement) occurred, whichever is highest, or (B) in the case of Mr. Carlson and Ms. Fredriksson, the average of the annual bonuses received by the executive for the two most recent fiscal years, or the annual bonus for the fiscal year immediately prior to the fiscal year during which the first event or circumstance constituting Good Reason occurred, (iii) the annual taxable value of the benefit of a Company car, and (iv) the value of any pension benefits to which the executive would have been entitled to if he remained in service for one year following termination, plus, in each case, any amounts payable to the executive in consideration for his noncompetition with the Company as described above.

Severance Agreements. Most senior executive officers of the Company have Severance Agreements with the Company, which were originally effective until December 31, 2005 for Mr. Carlson, until December 31, 2002 for Messrs. Jonzon and Patring, and until December 31, 2008 for Ms. Fredriksson, and all of which are automatically extended annually for additional one-year periods, or a two-year period upon the occurrence of a change in control, unless notice of termination is given. The Severance Agreements are otherwise terminable during their periods of effectiveness only by termination of the respective executive’s employment. Pursuant to the terms of the Severance Agreement, upon a qualifying termination of employment in connection with a change in control of the Company (as defined in the Severance Agreements), the executive will be entitled to certain benefits, as described below.

In the event that during the two-year period following a change of control, the executive terminates the executive’s employment for Good Reason or, during the 30-day period commencing one year after the change of control, for any reason, or the Company terminates the executive’s employment without Cause (as defined in the Severance Agreements), the executives would be entitled to certain benefits. Mr. Carlson and Ms. Fredriksson would be entitled to receive an immediate lump sum payment in an amount equal to two and a half times the sum of (i) such executive’s then-current annual salary (or if higher, the salary in effect immediately prior to the first event or circumstances which constitutes Good Reason), (ii) the average of the annual bonuses received by the executive for the two most recent fiscal years, or the annual bonus for the fiscal year immediately prior to the fiscal year during which occurs the first event or circumstance constituting Good Reason, whichever is highest, (iii) the taxable value of the benefit of a Company car, and (iv) the value of any pension benefits to which the executive would have been entitled to if he remained in service for one year following termination. Messrs. Jonzon and Patring would be entitled to receive an immediate lump sum payment in an amount equal to two and a half times the sum of (i) such executive’s then-current annual salary, (ii) the average of the annual bonuses received by the executive for the two most recent fiscal years, the annual bonus for the most recent fiscal year, or the annual bonus for the fiscal year immediately prior to the fiscal year during which occurs the first event or circumstance constituting Good Reason, whichever is highest, (iii) the taxable value of the benefit of a Company car and (iv) the value of any pension benefits to which the executive would have been entitled to if he remained in service for one year following termination.

In addition, following an involuntary termination or change of control, or upon the executive’s death or disability, any outstanding options and RSUs held by the executives would become fully vested and the restrictions applicable to any restricted stock would lapse.

The Company has not entered into any change in control, termination or severance agreement with Mr. Wallin. Additionally, as Mr. Lindquist’s and Mr. Marsaud’s employment with the Company terminated in 2008, neither have employment agreements with the Company and they are no longer entitled to severance or other payments.

The following tables set forth the current value of the payments and benefits described above to each of our named executive officers upon a qualifying termination, change in control and death or disability. The amounts shown assume that the triggering events occurred on December 31, 2008. For the purpose of the calculations, the 2008 pension premiums for each named executive officer have been used.

Jan Carlson
	Triggering Event
Estimated Potential Payment or Benefit	Voluntary Termination ($)	Involuntary Termination ($)	Change of Control ($)	Change of Control and Termination ($)	Death or Disability ($)
Lump sum cash severance payment pursuant to severance agreement	$0	$1,172,558	$0	$2,931,395	$0

Estimated value of continuing salary/annual incentive payments pursuant to employment agreement	$722,892	$1,084,337	$0	$0	$0

Salary differential payments in consideration for noncompetition with the Company	$433,735	$0	$0	$0	$0

Continuing health, welfare and retirement benefits	$253,012	$379,518	$0	$0	$0

Value of accelerated vesting equity	$0	$277,564	$420,637	$420,637	$420,637

Value of company car	$16,588	$24,882	$0	$0	$0

Total	$1,426,227	$2,938,859	$420,637	$3,352,032	$420,637

Marika Fredriksson
Estimated Potential Payment or Benefit	Triggering Event
	Voluntary Termination ($)	Involuntary Termination ($)	Change of Control ($)	Change of Control and Termination ($)	Death or Disability ($)
Lump sum cash severance payment pursuant to severance agreement	$0	$534,081	$0	$1,335,203	$0
Estimated value of continuing salary/annual incentive payments pursuant to employment agreement	$202,410	$607,229	$0	$0	$0
Salary differential payments in consideration for noncompetition with the Company	$242,892	$0	$0	$0	$0
Continuing health, welfare and retirement benefits	$60,723	$182,169	$0	$0	$0
Value of accelerated vesting equity	$0	$0	$21,460	$21,460	$21,460
Value of company car	$3,908	$11,724	$0	$0	$0

Total	$509,932	$1,335,203	$21,460	$1,356,663	$21,460

Halvar Jonzon
Estimated Potential Payment or Benefit	Triggering Event
	Voluntary Termination ($)	Involuntary Termination ($)	Change of Control ($)	Change of Control and Termination ($)	Death or Disability ($)
Lump sum cash severance payment pursuant to severance agreement	$0	$609,911	$0	$1,524,777	$0

Estimated value of continuing salary/annual incentive payments pursuant to employment agreement	$143,373	$430,120	$0	$0	$0

Salary differential payments in consideration for noncompetition with the Company	$172,048	$0	$0	$0	$0

Continuing health, welfare and retirement benefits	$106,360	$326,749	$0	$0	$0

Value of accelerated vesting equity	$0	$82,278	$125,198	$125,198	$125,198

Value of company car	$6,573	$19,718	$0	$0	$0

Total	$428,354	$1,468,777	$125,198	$1,649,975	$125,198

Hans-Göran Patring
Estimated Potential Payment or Benefit	Triggering Event
	Voluntary Termination ($)	Involuntary Termination ($)	Change of Control ($)	Change of Control and Termination ($)	Death or Disability ($)
Lump sum cash severance payment pursuant to severance agreement	$0	$500,413	$0	$1,251,032	$0

Estimated value of continuing salary/annual incentive payments pursuant to employment agreement	$143,976	$431,928	$0	$0	$0

Salary differential payments in consideration for noncompetition with the Company	$172,771	$0	$0	$0	$0

Continuing health, welfare and retirement benefits	$115,959	$115,959	$0	$0	$0

Value of accelerated vesting equity	$0	$82,278	$125,198	$125,198	$125,198

Value of company car	$9,269	$27,808	$0	$0	$0

Total	$441,976	$1,158,386	$125,198	$1,376,230	$125,198

DIRECTOR COMPENSATION

Directors who are employees of the Company or any of its subsidiaries do not receive separate compensation for service on the Board or Board committees. Non-employee directors are paid a retainer of $160,000 per year, while the Chairman of the Board is paid a retainer of $320,000 per year. In addition, the Lead Director is paid an annual retainer of $25,000; the Chairman of the Compensation Committee is paid an annual retainer of $10,000; the Chairman of the Nominating and Corporate Governance Committee is paid an annual retainer of $5,000; and the Chairman of the Audit Committee is paid an annual retainer of $20,000.

Non-employee directors can elect to defer payment of a pre-determined percentage of their compensation under the Autoliv, Inc. 2004 Non-Employee Director Stock-Related Compensation Plan. In 2008, none of the directors elected to defer any of their compensation.

Director Compensation Table

The following table sets forth the compensation that our non-employee directors earned during the year ended December 31, 2008 for services rendered as members of our Board:

Name	Fees Earned Or Paid in Cash ($)	Total ($)
Robert W. Alspaugh	167,333	167,333
Sune Carlsson	160,000	160,000
William E. Johnston Jr.	160,000	160,000
Walter Kunerth	160,000	160,000
George A. Lorch	160,000	160,000
Lars Nyberg	160,000	160,000
James M. Ringler	170,000	170,000
Kazuhiko Sakamoto	160,000	160,000
S. Jay Stewart	190,000	190,000
Per Welin	172,717	172,717
Lars Westerberg	320,000	320,000
Wolfgang Ziebart(1)	7,111	7,111

(1)	Dr. Ziebart was appointed to the Board on December 16, 2008.

ITEM 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board has appointed Ernst & Young AB as the independent accounting firm for the Company’s fiscal year ending December 31, 2009. The committee has been advised that Ernst & Young AB has no relationship with the Company or its subsidiaries other than that arising from the firm’s employment as accountants.

In accordance with directions of the Audit Committee, this appointment is being presented to the stockholders for ratification at the 2009 Annual Meeting. While ratification by stockholders of this appointment is not required by law or the Company’s Certificate of Incorporation or By-Laws, the Audit Committee and management believes that such ratification is desirable. In the event this appointment is not ratified by the affirmative vote of a majority of shares present or represented by proxy and entitled to vote on the appointment, the Audit Committee will consider that fact when it selects independent auditors for the following year.

Ernst & Young AB has been the independent accounting firm for the Company since May 1997. Ernst & Young AB has been the independent auditors for Autoliv AB since 1984. Audit services provided to the Company by Ernst & Young AB during 2008 consisted of the examination of the financial statements of the Company and its subsidiaries for that year and the preparation of various reports based thereon.

The Company has been advised that a representative of Ernst & Young AB will attend the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement if the representative so desires.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL

TO RATIFY THE APPOINTMENT OF ERNST & YOUNG AB

AS THE COMPANY’S INDEPENDENT AUDITORS

Audit Fees

The aggregate fees billed by Ernst & Young AB for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2008 and 2007, including the reviews of the financial statements included in the Company’s Forms 10-K for those fiscal years, were $7,957,000 and $7,576,000 respectively.

Audit-Related Fees

The aggregate fees billed by Ernst & Young AB for audit-related services for the fiscal years ended December 31, 2008 and 2007 were $151,000 and $215,000 respectively. Services for Audit-Related Fees consisted mainly of reviews of benefit plans.

Tax Fees

The aggregate fees billed by Ernst & Young AB for professional services rendered for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2008 and

2007 were $0 and $0, respectively.

All Other Fees

Ernst & Young AB billed no fees related to any other services for the fiscal years ended December 31, 2008 and 2007.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted guidelines for the provision of audit and non-audit services by Ernst & Young AB, including requiring Audit Committee pre-approval of any such audit and non-audit services. In developing these guidelines, the Audit Committee took into consideration the need to ensure the independence of Ernst & Young AB while recognizing that Ernst & Young AB may possess the expertise on certain matters that best positions it to provide the most effective and efficient services on certain matters unrelated to accounting and auditing. On balance, the Audit Committee will only pre-approve the services that it believes enhance the Company’s ability to manage or control risk. The Audit Committee was also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit-related and tax services, and the total amount of fees for permissible non-audit services (excluding tax services). The guidelines provide for the pre-approval by the Audit Committee of described services to be performed, such as audit, audit-related, tax and other permissible non-audit services. Approval of audit and permitted non-audit services may also be made by the chairperson of the Committee and the person granting such approval must report such approval to the Committee at the next scheduled meeting.

The Audit Committee has considered the audit, audit-related, tax and all other services discussed above and additional information provided to the Company by Ernst & Young AB and determined that the provision of these services is compatible with the independence of Ernst & Young AB. The Audit Committee pre-approved all such services in 2008.

ITEM 3

APPROVAL OF AMENDED AND RESTATED

1997 STOCK INCENTIVE PLAN

The Company currently maintains the 1997 Stock Incentive Plan, which was originally approved by our stockholders on April 21, 1997, with subsequent amendments approved by our stockholders on May 6, 1999, and April 27, 2004 (as so amended, the “Plan”). The Company’s Board of Directors believes the Plan is necessary to promote the long term financial interests and growth of the Company. The Company relies on the Plan to attract and retain key individuals essential to the Company’s financial success and long-term growth. In furtherance of these objectives, on February 17, 2009, the Board of Directors adopted, subject to approval by the Company’s stockholders at this Annual Meeting, the Amended and Restated 1997 Stock Incentive Plan (the “Amended and Restated 1997 Plan”).

The Amended and Restated 1997 Plan would:

—	increase the total number of shares authorized for issuance under the plan from 4,800,000 shares to 9,300,000 shares, an increase of 4,500,000 shares;

—	add restricted stock units and deferred stock units as specific types of authorized awards available for grant under the plan, as well as cash-settled awards;

—	revise the limitations on the number of awards which may be granted to a participant on an annual basis, such that each category of award has its own limitation; and

—

add a list of business criteria which our Compensation Committee may use to establish objectively determinable performance goals for awards issued under the Amended and Restated 1997 Plan so that such awards are fully deductible without regard to the $1,000,000 deduction limit imposed by Section 162(m) of the Code.

The Amended and Restated 1997 Plan also includes certain changes that are procedural in nature and do not require stockholder approval.

If the proposed amendment and restatement is not approved by our stockholders at the Annual Meeting, the Plan will remain in effect in accordance with its terms as in effect immediately prior to the Board’s approval of the amendment and restatement, but including the procedural amendments adopted by the Board of Directors that do not require stockholder approval.

Summary of the Amended and Restated 1997 Plan

The following summary of the Amended and Restated 1997 Plan is qualified in its entirety by reference to the complete text of the Amended and Restated 1997 Plan, which is attached hereto as Appendix A.

Purpose

The Amended and Restated 1997 Plan is intended to promote the long term financial interests and growth of the Company by (i) attracting and retaining executive personnel, (ii) motivating executive personnel by means of growth-related incentives, (iii) providing incentive compensation opportunities that are competitive with those of other major corporations, and (iv) furthering the identity of interests of participants with those of our stockholders.

Administration

The Compensation Committee of the Board administers the Amended and Restated 1997 Plan. The Compensation Committee will have the authority to select participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem advisable to administer the Amended and Restated 1997 Plan; and make all other decisions and determinations that may be required under the Amended and Restated 1997 Plan.

Shares Available for Awards

We currently have authorized for issuance under the Plan an aggregate of 4,800,000 shares of the Company Stock, plus 285,000 shares issuable in connection with the exchange of “old” Morton International, Inc. options for Company Stock options, subject to adjustment as described below. Of this original amount, 333,350 shares remained available for issuance as of the Record Date, March 9, 2009. The proposed amendment and restatement would increase the number of shares that may be issued by 4,500,000 shares, so that a total of 4,833,366 shares of Company Stock remain reserved and available for issuance pursuant to awards granted under the Amended and Restated 1997 Plan.

Shares issued under the Amended and Restated 1997 Plan may be authorized but unissued Company Stock or authorized and issued Company Stock held in the Company’s treasury or a combination thereof. Generally, shares subject to awards that terminate or expire unexercised, or are cancelled or forfeited, or shares of Company Stock that the Company receives in payment of the exercise price of awards (up to a maximum of 800,000 shares so received), will be available for future awards under the Amended and Restated 1997 Plan.

Adjustments

In the event of a recapitalization, reorganization, spin off, stock dividend, stock split, combination or other increase or reduction in the number of issued shares of Company Stock, the Board of Directors or the Compensation Committee will, in order to prevent dilution or enlargement of the rights of participants under awards, make such adjustments in the number and kind of shares of Company Stock authorized by the Plan, the number and kind of shares of Company Stock covered by, or with respect to which payments are measured under, outstanding awards, and the exercise price of each award, as determined to be appropriate and equitable.

Eligibility

The Amended and Restated 1997 Plan provides for the granting of awards to such key employees of the Company and its affiliates as the Compensation Committee may select from time to time. As of March 9, 2009, approximately 267 employees were eligible to participate in the Amended and Restated 1997 Plan. The number of eligible employees may increase over time based upon future growth of the Company and its affiliates.

Types of Awards

The Amended and Restated 1997 Plan authorizes the granting of awards in any of the following forms: (i) incentive stock options, (ii) non-qualified stock options (incentive and non-qualified stock options are collectively referred to as “options”), (iii) stock appreciation rights, (iv) restricted stock, (v) restricted and deferred stock units, and (vi) other stock-based or cash-based awards.

Limitations on Individual Awards

In order for awards to be exempt from the $1,000,000 deduction limit imposed by Code Section 162(m), the Amended and Restated 1997 Plan is required to include limits on the number of awards that may be issued to any one person. Currently, awards may not be made to any participant in any calendar year covering more than 600,000 shares of Company Stock. Pursuant to the proposed amendment and restatement, the maximum number of shares of Company Stock subject to certain awards which could be granted to any one participant during a calendar year under the Amended and Restated 1997 Plan would be as follows: 300,000 shares subject to options and stock appreciation rights, 300,000 shares subject to restricted stock, restricted stock units or deferred stock units, and 300,000 shares subject to other stock-based awards. The maximum aggregate amount that may be paid with respect to cash-based awards under the plan is $3,000,000. Each of the above limitations exceeds the number of shares that the Company has granted to individual participants in prior years. While it is important to the Company that the Amended and Restated 1997 Plan allow the Committee this flexibility, the Company does not expect at this time to deviate from its past practice in terms of the size of its equity grants.

Performance Goals

All options and stock appreciation rights granted under the Amended and Restated 1997 Plan are designed to be exempt from the $1,000,000 deduction limit imposed by Code Section 162(m). The Compensation Committee may designate any other award granted under the Amended and Restated 1997 Plan as a qualified performance-based award in order to make the award fully deductible without regard to the $1,000,000 deduction limit imposed by Code Section 162(m). If an award is so designated, the Compensation Committee must establish objectively determinable performance goals for the award based on one or more of the following business criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an affiliate or a division, region, department or function within the Company or an affiliate:

—	Revenue

—	Sales

—	Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures)

—	Earnings (EBIT, EBITDA, earnings per share, or other corporate earnings measures)

—	Net income (before or after taxes, operating income or other income measures)

—	Cash (cash flow, cash generation or other cash measures)

—	Stock price or performance

—	Total stockholder return (stock price appreciation plus reinvested dividends divided by beginning share price)

—	Economic value added (and other value creation measures)

—	Return measures (including, but not limited to, return on assets, capital, equity, investments or sales, and cash flow return on assets, capital, equity, or sales)

—	Market share

—	Improvements in capital structure (including but not limited to debt to equity ratios and debt to total assets ratios)

—	Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures)

—	Business expansion or consolidation (acquisitions and divestitures)

—	Internal rate of return or increase in net present value

—	Working capital targets relating to inventory and/or accounts receivable

—	Safety standards

—	Productivity measures

—	Cost reduction measures

—	Strategic plan development and implementation

The Compensation Committee must establish such goals within the first 90 days of the period for which such performance goal relates (or such later date as may be permitted under applicable tax regulations). The Compensation Committee may provide, at the time the performance goals are established, that any evaluation of performance will exclude or otherwise objectively adjust for any specified event that occurs during a performance period, including, by way of example but without limitation the following: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30; (f) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (g) acquisitions or divestitures; and (h) foreign exchange gains and losses. To the extent such inclusions or exclusions affect awards to “covered employees” (as defined in Code Section 162(m)), they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

Available Awards

Stock Options

The Compensation Committee may grant options under the Amended and Restated 1997 Plan, which will be exercisable at such time or times as the Compensation Committee determines. The option exercise price will be established by the Compensation Committee; provided, however, that such option exercise price may be no less than the fair market value of a share of Company Stock on the date of grant. The option exercise price is payable by any one of the following methods or a combination thereof, to the extent permitted by the Compensation Committee: (a) cash; (b) check, bank draft or money order; (c) in shares of Company Stock having a fair market value on the date of the exercise equal to the option exercise price; (d) a combination of cash or shares of Company Stock; or (e) by any other consideration. No option will be exercisable for more than ten years from the date of grant.

Stock Appreciation Rights

The Compensation Committee may grant stock appreciation rights under the Amended and Restated 1997 Plan, which will be exercisable at such time or times as the Compensation Committee determines. Stock appreciation rights give the holder the right to receive from the Company an amount equal to the excess of the fair market value of a share of Company Stock on the date of exercise over the base price of the stock appreciation right (which cannot be less than the fair market value of the underlying Company Stock as of the date of grant). Stock appreciation rights may be settled in shares of Company Stock, cash or a combination thereof. No stock appreciation rights will be exercisable for more than ten years from the date of grant.

Restricted Stock

The Compensation Committee may grant restricted shares of Company Stock to such persons, in such amounts, and subject to such terms and conditions (including the attainment of performance goals) as the Compensation Committee may determine in its discretion. Except for restrictions on transfer and such other restrictions as the Compensation Committee may impose, participants will have all the rights of a stockholder with respect to the restricted stock. Unless the Compensation Committee determines otherwise, termination of employment during the restricted period will result in the forfeiture by the participant of all shares still subject to restrictions.

Restricted or Deferred Stock Units

The Compensation Committee may make awards of stock units, which represent the right to receive shares of Company Stock (or an equivalent value in cash or other property, as specified in the award certificate) in the future. In the case of restricted stock units, the right to receive stock is based upon the attainment of stated vesting or performance criteria. Deferred stock units represent a fully vested right to receive stock in the future.

Other Awards

The Compensation Committee may grant cash awards and awards valued in whole or in part by reference to, or otherwise based on, Company Stock to such persons, in such amounts, and subject to such terms and conditions as the Compensation Committee may determine in its discretion.

Change in Control

Except as otherwise provided in an award certificate, in the event of a change in control of the Company (as defined in the Amended and Restated 1997 Plan), all outstanding options and stock appreciation rights will become fully vested and/or immediately exercisable, all outstanding service-based restricted stock or stock unit awards will become fully vested and the target payout opportunities attainable under all outstanding stock-settled performance-based awards will be deemed to have been fully earned based on an assumed achievement of performance goals at “target” levels, and there will be a prorata payout of such awards within 30 days after the date of the change in control. With respect to cash-settled performance-based awards, the Committee will have the sole discretion to determine whether, upon the occurrence of a change in control, such awards will become fully vested, and the Compensation Committee may discriminate among participants and among awards granted to participants in exercising such discretion.

Limitations on Transfer; Beneficiaries

Except as may otherwise be determined by the Compensation Committee, a participant may not transfer an award other than by will or the laws of descent and distribution. A participant may, in the manner determined by the Compensation Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

Prohibition on Repricing

Outstanding stock options and stock appreciation rights cannot be repriced, directly or indirectly, without the prior consent of the Company’s stockholders. The exchange of an

“underwater” option (i.e., an option having an exercise price in excess of the current market value of the underlying stock) for another award would be considered an indirect repricing and would, therefore, require the prior consent of the Company’s stockholders.

Termination and Amendment

The Board or the Compensation Committee may suspend, revise, terminate or amend the Amended and Restated 1997 Plan at any time; provided, however, that no such action may, without the consent of a participant, reduce the participants’ rights under any outstanding award.

Foreign Jurisdictions

The Compensation Committee may, in its discretion, make awards with terms and conditions different from those specified in the Amended and Restated 1997 Plan to participants who are employed outside of the United States or who are foreign nationals to accommodate for differences in foreign and local law, tax policy, and custom.

Certain Federal Income Tax Consequences

The following discussion is a brief summary of the principal United States federal income tax consequences under current federal income tax laws relating to awards under the Amended and Restated 1997 Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

Non-Qualified Stock Options

An optionee will not recognize any taxable income upon the grant of a non-qualified stock option. The Company will not be entitled to a tax deduction with respect to the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the excess of the fair market value of the Company Stock on the exercise date over the option exercise price will be taxable as ordinary income to the optionee and will be subject to applicable withholding taxes. The Company will generally be entitled to a corresponding tax deduction at such time. In the event of a sale of Company Stock received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss.

Incentive Stock Options

An optionee will not recognize any taxable income at the time of grant of an incentive stock option and the Company will not be entitled to a tax deduction with respect to such grant. If the optionee holds the option shares for the required holding period of at least one year after exercise and two years after the date of grant of the incentive stock option, any difference between the amount realized upon disposition and the exercise price will be treated as long-term capital gain (or loss) to the optionee, and the Company will not be entitled to a federal income tax deduction. If such sale or exchange takes place within two years after the date of grant of the incentive stock option or within one year from the date of transfer of the incentive stock option shares to the optionee, such sale or exchange will generally constitute a “disqualifying disposition” and the optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the Company will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

Stock Appreciation Rights

A grantee receiving a stock appreciation right under the Amended and Restated 1997 Plan will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted. When the grantee exercises the stock appreciation right, the amount of cash and the fair market value of any shares of Company Stock received will be ordinary income to the participant and the Company generally will be allowed a corresponding federal income tax deduction at that time.

Restricted Stock

A grantee will not recognize any income upon the receipt of restricted stock provided that the award is nontransferable and is subject to a substantial risk of forfeiture, unless the holder elects under Section 83(b) of the Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If the election is made, the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the stock is later forfeited, the holder will not be able to recover the tax previously paid pursuant to the election. If the election is not made, the holder will generally recognize ordinary income, on the date that the restrictions to which the restricted stock are subject are removed, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time the holder recognizes ordinary income, the Company generally will be entitled to a deduction in the same amount, subject to any applicable limitation under Code Section 162(m).

Restricted or Deferred Stock Units

A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a stock unit award is granted. Upon receipt of shares of stock (or the equivalent value in cash or other property) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the stock or other property as of that date (less any amount he or she paid for the stock or property), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Other Types of Awards

A grantee generally will not recognize income, and the Company will not be allowed a tax deduction, at the time certain other awards or rights are granted (for example, when applicable performance goals are established). Upon receipt of cash, stock or other property in settlement of such a right or award, the grantee will recognize ordinary income equal to the aggregate value of the cash, stock or other property received, and the Company generally will be entitled to a tax deduction in the same amount.

Vote Required for Approval

The approval of the Amended and Restated 1997 Plan requires the affirmative vote of a majority of votes cast on the proposal for the Amended and Restated 1997 Plan, provided that the total of votes cast on the proposal for the Amended and Restated 1997 Plan represents over 50% of the total outstanding shares of common stock.

Benefits to Named Executive Officers and Others

The following table sets forth with respect to the persons and groups shown below (i) the number of shares of common stock issuable pursuant to stock options and (ii) the number of restricted stock units, in each case, that have previously been granted prior to this proposed amendment and restatement. On March 9, 2009, the closing price per share of the Company’s common stock (“Company Stock”) as listed on the New York Stock Exchange was $12.50.

Named Executive Officers	Stock Options(2)	Restricted Stock Units
Jan Carlson President and CEO	71,450	24,984
Marika Fredriksson Chief Financial Officer	3,000	1,000
Halvar Jonzon Vice President Purchasing	47,710	12,334
Hans-Göran Patring Vice President Human Resources	49,910	12,334
Benoît Marsaud Former Chief Operating Officer	82,184	19,046
Magnus Lindquist Former Chief Financial Officer	51,000	10,334
Mats Wallin Interim Chief Financial Officer	3,775	1,258
All Non-Executive Directors as a Group(1)	331,500	61,000
All Current Executive Officers as a Group	367,980	99,761
All Employees who are not Executive Officers, as a Group	3,274,690	653,123

(1)	All options and RSUs held by the directors are held by Lars Westerberg, Chairman of the Board, who received such awards as compensation during his tenure as CEO of the Company.

(2)	These amounts reflect the number of options received by participants in the plan since 2000 when the Company offered optionees the opportunity to cancel the options granted in 1997, 1998 and 1999, since they were all “under water” in exchange for (i) a grant by the Company to the optionee of a number of RSUs representing 30 percent of the number of options cancelled, and (ii) a commitment by the Company to grant the optionee, under the terms and conditions of the then existing plan, a number of stock options, corresponding to 20 percent of the number of options cancelled.

New Plan Benefits

Any future awards granted to eligible participants under the Amended and Restated 1997 Plan are subject to the discretion of the Compensation Committee and, therefore, are not determinable at this time. See page 49 for the name, position and grant information for Amended and Restated 1997 Plan participants who were granted awards under the Amended and Restated 1997 Plan for 2008.

Shares Previously Authorized for Issuance Under the Plan

The following table provides information as of December 31, 2008, about the common stock that may be issued under the Autoliv, Inc. 1997 Stock Incentive Plan, as amended. The Company does not have any equity compensation plans that have not been approved by its stockholders.

Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights(2)	(b) Weighted-average exercise price of outstanding options, warrants and rights(3)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(4)
Equity compensation plans approved by security holders(1)	1,448,236	$45.05	1,142,017
Equity compensation plans not approved by security holders	—	—	—

Total	1,448,236	$45.05	1,142,017

(1)	Autoliv, Inc. 1997 Stock Incentive Plan, as amended through April 27, 2004.

(2)	Includes shares of common stock issuable pursuant to the exercise or conversion of stock options and RSUs.

(3)	Excludes RSUs, which convert to shares of common stock for no consideration.

(4)	All such shares are available for issuance pursuant to grants of full-value stock awards.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL

TO APPROVE THE AMENDED AND RESTATED 1997 PLAN

ITEM 4

DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

For business to be properly brought before an annual stockholders meeting by a stockholder, timely advance written notice thereof must be received by the Secretary of the Company at its principal executive offices in accordance with the Company’s By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com — Investors — Governance — Articles of Association. No such notices were received for the 2009 Annual Meeting.

Should any other matter requiring a vote of the stockholders be properly brought before the Annual Meeting, the proxy form confers upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares in respect of any such matter in accordance with their best judgment, to the extent permitted by applicable law and the listing rules of the New York Stock Exchange.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board, the executive officers of the Company and persons who hold more than ten percent of the Company’s common stock (collectively, the “Reporting Persons”) are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of the Company’s securities on Form 3 and transactions in the Company’s securities on Forms 4 or 5. Based solely on its review of the copies of such forms received by it and written representations from the Company’s executive officers and directors, the Company believes that, for the fiscal year ended December 31, 2008, the Section 16(a) filing requirements were complied with by all Reporting Persons during and with respect to the year except that one transaction by Mr. Westerberg was not reported on a timely-filed Form 4, but such transaction was subsequently reported on Form 4, and the quarterly dividend equivalent rights that Mr. Welin accrued on his deferred stock units were not reported on timely filed Forms 4 but such receipt was subsequently reported on Form 5, and all transactions are reflected in this Proxy Statement.

Stockholder Proposals for 2010 Annual Meeting

Proposals Pursuant to Rule 14a-8. Under Rule 14a-8(e) of the Exchange Act, stockholder proposals intended to be presented at the 2010 Annual Stockholders Meeting must be received by us on or before November 19, 2009 to be eligible for inclusion in our proxy statement and proxy card related to that meeting. Only proper proposals under Rule 14a-8 of the Exchange Act that are timely received will be included in the proxy statement and proxy card for the 2010 Annual Stockholders Meeting.

Proposals Pursuant to our By-Laws. Under our By-Laws, in order to bring any business before the stockholders at the 2010 Annual Stockholders Meeting, other than proposals that will be included in our proxy statement, you must comply with the procedures described below. In addition, you must notify us in writing, and such notice must be delivered to or mailed and received by our Secretary no earlier than the close of business on February 5, 2010 and no later than the close of business on March 5, 2010.

A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and record address of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is submitted, (c) the class and number of shares of the Company which are beneficially owned by the stockholder and the beneficial owner, if any, on whose behalf the proposal is submitted, and (d) any material interest of the stockholder in such business.

Nominations Pursuant to our By-Laws. Under our By-Laws, in order to nominate a director for election to the Board, stockholders must comply with the notice procedures and requirements found in Article II, Section 6 of such By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com — Investors — Governance — Articles of Association.

By Order of the Board

Lars Sjöbring

Vice President for Legal Affairs,

General Counsel and Secretary

March 23, 2009

Stockholm, Sweden

Autoliv, Inc. Box 70381, SE-107 24 Stockholm, Sweden

World Trade Center, Klarabergsviadukten 70, Section E

Tel: +46 8 587 206 00; Fax +46 8 24 44 93

Company Website: www.autoliv.com

Investor relations:

Sweden Tel: +46 8 587 206 23; Fax +46 8 24 44 93

U.S. Tel: +1 (248) 475 04 27; Fax +1 (801) 625 66 72

Appendix A

AUTOLIV, INC.

1997 STOCK INCENTIVE PLAN

EFFECTIVE MAY 1, 1997

(as amended and restated             , 2009)

1.    Purpose. The purpose of the Autoliv, Inc. 1997 Stock Incentive Plan (the “Plan”) is to promote the long term financial interests and growth of Autoliv, Inc. (the “Company”) by (a) attracting and retaining executive personnel, (b) motivating executive personnel by means of growth-related incentives, (c) providing incentive compensation opportunities that are competitive with those of other major corporations; and (d) furthering the identity of interests of participants with those of the stockholders of the Company.

2.    Definitions. The following definitions are applicable to the Plan:

“Award Agreement” means a written document, in such form as the Committee (as defined below) prescribes from time to time, setting forth the terms and conditions of an award. Award Agreements may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an award or series of awards under the Plan. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant (as defined below).

“Affiliate” means any entity in which the Company has a direct or indirect equity interest which is so designated by the Committee.

“Code” means that the Internal Revenue Code of 1986, as amended, and any successor statute.

“Committee” means a committee of two or more directors of the Company who are “Non-Employee Directors” as such term is used in Rule 16b-3 and “outside directors” as such term is used in Section 162(m) of the Code.

“Common Stock” means the common stock, $1.00 par value, of the Company or such other securities as may be substituted therefor pursuant to paragraph 5(c).

“Covered Employee” means a covered employee as defined in Code Section 162(m)(3).

“Exchange” means the OMX Nordic Exchange or any national securities exchange on which the Common Stock may from time to time be listed or traded.

The “Fair Market Value” of the Common Stock on any date, means the “Closing Market Price.” The “Closing Market Price” means the price at which the Company’s security was last sold in the principal United States market for such security as of the date for which the closing market price is determined. If the Common Stock is listed on a U.S. securities exchange, the Closing Market Price will be the closing sales price on such exchange or over such system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Common Stock is not listed on a securities exchange, the last sale price as quoted by the applicable interdealer quotation system for such date, provided that if the Common Stock is not quoted on such interdealer quotation system or it is determined that the fair market value is not properly reflected by such quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable and in compliance with Section 409A of the Code.

“Participant” means any key employee of the Company or an Affiliate selected by the Committee and granted an award under the Plan.

“Qualified Performance-Based Award” means an award that is either (i) intended to qualify for the Section 162(m) Exemption and is made subject to performance goals based on Qualified Business Criteria, or (ii) an option or SAR having an exercise price equal to or greater than the Fair Market Value of the underlying Common Stock as of the date of grant.

“Qualified Business Criteria” means one or more of the business criteria listed in paragraph 4(d)(iii) hereof upon which performance goals for certain Qualified Performance-Based Awards may be established by the Committee.

“Rule 16b-3” means such rule adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor rule.

“Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code or any successor provision thereto.

“Transaction” means the series of integrated transactions, pursuant to the Combination Agreement among Autoliv AB, Morton International, Inc. (“Morton”), the Company and ASP Merger Sub, Inc. dated as of November 25, 1996, whereby Morton will become a wholly-owned subsidiary of the Company.

3.    Limitation on Aggregate Shares and Individual Awards. The number of shares of Common Stock with respect to which awards may be granted under the Plan and which may be issued upon the exercise or payment thereof shall not exceed, in the aggregate, a number of shares equal to the sum of (a) 9,300,000 plus (b) 285,000 shares issuable in connection with options to purchase shares of Common Stock of Morton which are exchanged for options (the “Exchanged Options”) to purchase Common Stock of the Company in connection with the Transaction; provided, however, that to the extent any awards expire unexercised or unpaid or are cancelled, terminated or forfeited in any manner without the issuance of shares of Common Stock thereunder, or if the Company receives any shares of Common Stock as the exercise price of any award (up to a maximum of 800,000 shares so received by the Company), such shares shall again be available under the Plan. Such shares of Common Stock may be either authorized and unissued shares, treasury shares, or a combination thereof, as the Committee shall determine. The maximum aggregate number of shares of Common Stock subject to certain awards under the Plan in any calendar year to any one Participant shall be as follows: options or SARs, 300,000 shares; restricted stock, restricted stock units or deferred stock units, 300,000 shares; and any other stock-based awards, 300,000 shares. The maximum aggregate amount that may be paid with respect to cash-based awards under the Plan to any one Participant in any calendar year shall be $3,000,000.

4.    Awards. The Committee may grant to Participants, in accordance with this paragraph 4 and the other provisions of the Plan, stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), deferred stock units (“DSUs”) and other cash-based or stock-based awards.

(a)	Options.

(i)    Options granted under the Plan may be incentive stock options (“ISOs”) within the meaning of Section 422 of the Code or any successor provision, or in such other form, consistent with the Plan, as the Committee may determine.

(ii)    The option price per share of Common Stock shall be fixed by the Committee at not less than 100% of the Fair Market Value of a share of Common Stock on the date of grant.

(iii)    Options shall be exercisable at such time or times as the Committee shall determine at or subsequent to grant.

(iv)    Options shall be exercised in whole or in part by written notice to the Company (to the attention of the Corporate Secretary) and payment in full of the option price. Payment of the option price may be made, at the discretion of the optionee, and to the extent permitted by the Committee, (A) in cash (including check, bank draft, or money order), (B) in Common Stock (valued at the Fair Market Value thereof on the date of exercise), (C) by a combination of cash and Common Stock or (D) with any other consideration.

(v)    The Exchanged Options shall be granted under and subject to the terms and conditions of the Plan.

(vi)    Except as otherwise provided in paragraph 5(c), the option price of an option may not be reduced, directly or indirectly by cancellation and regrant or otherwise, without the prior approval of the stockholders of the Company.

(vii)    Notwithstanding anything in this Plan or any Award Agreement, no option shall provide for dividend equivalents or have any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the option.

(viii)    No option granted under the Plan shall be exercisable for more than ten (10) years from the date of grant.

(b)	SARs.

(i)    An SAR shall entitle its holder to receive from the Company, at the time of exercise of such right, an amount equal to the excess of the Fair Market Value (at the date of exercise) of a share of Common Stock over a specified price fixed by the Committee (“Base Price”) multiplied by the number of shares as to which the holder is exercising the SAR. The amount payable may be paid by the Company in Common Stock (valued at its Fair Market Value on the date of exercise), cash or a combination thereof, as the Committee may determine, which determination shall be made after considering any preference expressed by the holder.

(ii)    An SAR shall be exercised by written notice to the Company (to the attention of the Corporate Secretary) at any time prior to its stated expiration.

(iii)    An SAR shall have a Base Price that is not less than the Fair Market Value of a share of Common Stock as of the date of grant.

(iv)    Except as otherwise provided in paragraph 5(c), the Base Price of a SAR may not be reduced, directly or indirectly by cancellation and regrant or otherwise, without the prior approval of the stockholders of the Company.

(v)    Notwithstanding anything in this Plan or any Award Agreement, no SAR shall provide for dividend equivalents or have any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the SAR.

(vi)    No SAR shall be exercisable for more than ten (10) years from the date of grant.

(c)	Restricted Stock; Restricted Stock Units; Deferred Stock Units.

(i)    The Committee is authorized to make awards of restricted stock, restricted stock units (“RSUs”) or deferred stock units (“DSUs”) to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. An award of restricted stock, RSUs or DSUs shall be evidenced by an Award Agreement setting forth the terms, conditions, and restrictions applicable to the award.

(ii)    There shall be established for each restricted stock and RSU award a restriction period (the “restriction period”) of such length as shall be determined by the Committee. Shares of restricted stock or RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the restriction period. Awards of restricted stock, RSUs or DSUs shall be subject to such other restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote restricted stock or the right to receive dividends on the restricted stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the award or thereafter. Except for such restrictions on transfer and such other restrictions as the Committee may impose, the Participant shall have all the rights of a holder of Common Stock as to such restricted stock and the Participant shall have none of the rights of a stockholder with respect to RSUs or DSUs until such time as shares of stock are paid in settlement of the RSUs or DSUs. The Committee, in its sole discretion, may permit or require the payment of cash dividends or dividend equivalents on restricted stock, RSUs or DSUs to be deferred and, if the Committee so determines, reinvested in additional restricted stock RSUs or DSUs or otherwise invested. Unless otherwise provided in the applicable Award Agreement, any dividends or dividend equivalents paid on restricted stock, RSUs or DSUs will be paid or distributed to the holder no later than the end of the calendar year in which the dividends are paid to stockholders or, if later, the 15th day of the third month following the date the dividends are paid to stockholders.

(iii)    Shares of restricted stock shall be delivered to the Participant at the time of grant either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of restricted stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such restricted stock, shall be registered in the name of the Participant and deposited, together with a stock power endorsed in blank, with the Company. At the expiration of the restriction period, the Company shall redeliver to the Participant (or the Participant’s legal representative or designated beneficiary) the certificates deposited pursuant to this paragraph.

(iv)    Except as provided by the Committee at the time of grant or otherwise, upon a termination of employment of the Participant for any reason during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, all shares of restricted stock or RSUs still subject to restriction shall be forfeited by the Participant.

(d)    Other Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to the Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation shares of Common Stock awarded purely as a “bonus” and not subject to any restrictions or conditions; convertible or exchangeable debt securities; other rights convertible or exchangeable into shares of Common Stock, and awards valued by reference to the value of securities of or the performance of the Company. Such awards may be payable in Common Stock, cash or both, and shall be subject to such restrictions and conditions, as the Committee shall determine.

(e)	Performance Conditions on Awards.

(i)    The Committee is authorized to grant any award under this Plan, including cash-based awards, with performance-based vesting criteria, on such terms and conditions as may be selected by the Committee. At the time of grant of such an award, the Committee may designate it as intending to be a Qualified Performance-Based Award or not. If not designated as intended to be a Qualified Performance-Based Award, the Committee may establish performance goals for such awards which may be based on any criteria selected by the Committee, which may but need not be Qualified Business Criteria. In addition, the Committee shall, if applicable, determine a performance period and performance goals to be achieved during the performance period, subject to such later revisions as the Committee shall deem appropriate to reflect significant unforeseen events such as changes in laws, regulations or accounting practices, unusual or non-recurring items or occurrences. Following the conclusion of each performance period, the Committee shall determine the extent to which performance goals have been attained or a degree of achievement between maximum and minimum levels during the performance period in order to evaluate the level of payment to be made, if any.

(ii)    The provisions of the Plan are intended to ensure that all options and SARs granted hereunder to any Covered Employee shall qualify for the Section 162(m) Exemption. The Committee may designate any other award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to such award, and the Committee wishes such award to qualify for the Section 162(m) Exemption.

(A)    If an award is so designated, the Committee shall establish performance goals for such award within the time period prescribed by Section 162(m) of the Code based on one or more of the following Qualified Business Criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an Affiliate or a division, region, department or function within the Company or an Affiliate:

•	Revenue

•	Sales

•	Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures)

•	Earnings (EBIT, EBITDA, earnings per share, or other corporate earnings measures)

•	Net income (before or after taxes, operating income or other income measures)

•	Cash (cash flow, cash generation or other cash measures)

•	Stock price or performance

•	Total stockholder return (stock price appreciation plus reinvested dividends divided by beginning share price)

•	Economic value added (and other value creation measures)

•	Return measures (including, but not limited to, return on assets, capital, equity, investments or sales, and cash flow return on assets, capital, equity, or sales);

•	Market share

•	Improvements in capital structure (including, but not limited to, debt to equity ratio and debt to total assets ratio)

•	Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures)

•	Business expansion or consolidation (acquisitions and divestitures)

•	Internal rate of return or increase in net present value

•	Working capital targets relating to inventory and/or accounts receivable

•	Safety standards

•	Productivity measures

•	Cost reduction measures

•	Strategic plan development and implementation.

Performance goals with respect to the foregoing Qualified Business Criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to the performance of a group of comparator companies, or a published or special index, or a stock market index, that the Committee deems appropriate. Any member of a comparable group or an index that disappears during a measurement period shall be disregarded for the entire measurement period. Performance goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion).

(B)    Each Qualified Performance-Based Award (other than a market-priced option or SAR) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Business Criteria, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided, however, that the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such performance goals will be waived, in whole or in part, upon (i) the termination of employment of a Participant by reason of death or disability, or (ii) the occurrence of a Change in Control. Performance periods established by the Committee for any such Qualified Performance-Based Award may be as short as three months and may be any longer period. In addition, the Committee has the right, in connection with the grant of a Qualified Performance-Based Award, to exercise negative discretion to determine that the portion of such award actually earned, vested and/or payable (as applicable) shall be less than the portion that would be earned, vested and/or payable based solely upon application of the applicable performance goals.

(C)    The Committee may provide in any Qualified Performance-Based Award, at the time the performance goals are established, that any evaluation of performance shall exclude or otherwise objectively adjust for any specified event that occurs during a performance period, including by way of example but without limitation the following: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30; (f) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (g) acquisitions or divestitures; and (h) foreign exchange gains and losses. To the extent such inclusions or exclusions affect awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

(D)    Any payment of a Qualified Performance-Based Award granted with performance goals pursuant to this subparagraph (e)(ii) shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied. No Qualified Performance-Based Award held by a Covered Employee or by an employee who in the reasonable judgment of the Committee may be a Covered Employee on the date of payment, may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Award under the Plan, in any manner to waive the achievement of the applicable performance goal based on Qualified Business Criteria or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.

(E)    Paragraph 3 of the Plan sets forth (i) the maximum number of shares of Common Stock that may be granted in any calendar year to any one Participant in designated forms of stock-based awards, and (ii) the maximum aggregate dollar amount that may be paid with respect to cash-based awards under the Plan in any calendar year to any one Participant.

(e)    Deferrals. The Committee may allow a Participant may elect to defer all or a portion of any award (other than an option or SAR) in accordance with procedures established by the Committee and in compliance with Section 409A of the Code. Deferred amounts will be subject to such terms and conditions and shall accrue such yield thereon (which may be measured by the Fair Market Value of the Common Stock and dividends thereon) as the Committee may determine. Payment of deferred amounts may be in cash, Common Stock or a combination thereof, as the Committee may determine. Deferred amounts shall be considered an award under the Plan. The Committee may establish a trust to hold deferred amounts or any portion thereof for the benefit of Participants. Notwithstanding anything in this Plan, no option or SAR granted under this Plan shall have any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the option or SAR.

(f)    Foreign Alternatives. Without amending and notwithstanding the other provisions of the Plan, in the case of any award to be held by any Participant who is employed outside the United States or who is a foreign national the Committee may specify that such award shall be made on such terms and conditions different from those specified in the Plan, as may, in the judgment of the Committee, be necessary or desirable to further the purposes of the Plan.

5.	Miscellaneous Provisions.

(a)    Administration. The Plan shall be administered by the Committee. Subject to the limitations of the Plan, the Committee shall have the sole and complete authority: (i) to select Participants in the Plan, (ii) to make awards in such forms and amounts as it shall determine, (iii) to impose such limitations, restrictions and conditions upon such awards as it shall deem appropriate, (iv) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) to correct any defect or omission or to reconcile any inconsistency in the Plan or in any award granted hereunder and (vi) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee’s determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons. All expenses associated with the Plan shall be borne by the Company, subject to such allocation to its Affiliates and operating units as it deems appropriate. The Committee may delegate any of its authority under clauses (i), (ii) or (iii) above to such persons as it deems appropriate; provided, however, that such delegation may not be made with respect to the grant of awards to eligible Participants (A) who are subject to Section 16(a) of the Securities Exchange Act or 1934 as of the date of grant of an award, or (B) who as of the date of grant of an award are reasonably anticipated to be become Covered Employees during the term of the award. The acts of such delegates shall be treated hereunder as acts of the Committee and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities and any awards so granted.

(b)    Non-Transferability. Except as may otherwise be determined by the Committee and subject to provisions of paragraph 5(f), (i) no award under the Plan, and no interest therein, shall be transferable by the Participant otherwise than by will or the laws of descent and distribution, and (ii) all awards shall be exercisable or received during the Participant’s lifetime only by the Participant or the Participant’s legal representative. Any purported transfer contrary to this provision will nullify the award.

(c)    Adjustments Upon Certain Changes. In the event of a reorganization, recapitalization, spinoff, stock dividend or stock split, or combination or other increase or reduction in the number of issued shares of Common Stock, the Board of Directors or the Committee shall, in order to prevent the dilution or enlargement of rights under awards, make such adjustments in the number and type of shares authorized by the Plan, the number and type of shares covered by, or with respect to which payments are measured under, outstanding awards and the exercise prices specified therein as may be determined to be appropriate and equitable.

The Committee may provide in the Award Agreement for adjustments to such award in order to prevent the dilution or enlargement of rights thereunder or to provide for acceleration of benefits thereunder in the event of a change in control, merger, consolidation, reorganization, recapitalization, sale or exchange of substantially all assets or dissolution of, or spinoff or similar transaction by, the Company.

Notwithstanding any other provision of the Plan to the contrary, except as otherwise provided in the Award Certificate or any special document governing an Award, in the event of a Change in Control: (i) any SARs and options outstanding as of the date such Change in Control is determined to have occurred and not then exercisable and vested shall become fully exercisable and vested to the full extent of the original grant; and (ii) the service-based restrictions applicable to any restricted stock or stock unit shall lapse, and such award shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant; and (iii) the target payout opportunities attainable under all outstanding stock-settled performance-based awards shall be deemed to have been fully earned as of the effective date of the Change in Control based upon an assumed achievement of all relevant performance goals at the “target” level and there shall be a prorata payout to Participants within thirty (30) days following the effective date of the Change in Control based upon the length of time within the performance period that has elapsed prior to the Change in Control. The Committee may in its sole discretion determine that, upon the occurrence of a Change in Control, that any performance-based criteria with respect to any cash-settled performance-based Awards held by a Participant shall be deemed to be wholly or partially satisfied as of such date as the Committee may, in its sole discretion, declare, and the Committee may discriminate among Participants and among Awards granted to a Participant in exercising such discretion.

For purposes of the Plan, a “Change in Control” shall mean the happening of any of the following events other than the Transaction:

(i)    An acquisition by any individual, entity or group (with the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company or (4) any acquisition of the Company by any corporation pursuant to a reorganization, merger, consolidation or similar corporate transaction (hereinafter referred to as a “Corporate Transaction”), if, pursuant to such Corporate Transaction, the conditions described in clauses (1), (2) and (3) of subparagraph (iii) below are satisfied; or

(ii)    A change in the composition of the Board of Directors such that the individuals who, as of the date the Transaction is consummated, constituted the Board of Directors (such Board of Directors shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, for purposes of this subparagraph, that any individual who becomes a member of the Board of Directors subsequent to the date the Transaction is consummated, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board of Directors and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors shall not be so considered as a member of the Incumbent Board; or

(iii)    The consummation of a Corporate Transaction; excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction and the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the electron of directors, in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the

case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction or any Person beneficially owning, immediately prior to such Corporate Transaction, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (3) individuals who were members of the Incumbent Board constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv)    The consummation of (1) a complete liquidation or dissolution of the Company or (2) the sale or other disposition of all or substantially all of the assets of the Company; excluding, however, such a sale or other disposition to a corporation, with respect to which immediately following such sale or other disposition, (A) more than 60% of, respectively, the outstanding shares of common stock of such corporation and the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors is beneficially owned, directly, or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of such corporation and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (c) individuals who were members of the Incumbent Board constitute at least a majority of the members of the board of directors of such corporation.

(d)    Tax Withholding. The Committee shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any withholding or other tax due with respect to any amount payable and/or shares issuable under the Plan, and the Committee may defer such payment or issuance unless indemnified to its satisfaction. Subject to the consent of the Committee, a Participant may make an irrevocable election to have shares of Common Stock otherwise issuable under an award withheld, tender back to the Company shares of common stock received pursuant to an award or deliver to the Company previously-acquired shares of Common Stock, in each case, having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. Such election must be made by a Participant prior to the date on which the relevant tax obligation arises. The Committee may disapprove of any election and may limit, suspend or terminate the right to make such elections.

(e)    Listing and Legal Compliance. The Committee may suspend the exercise or payment of any award so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

(f)    Beneficiary Designation. Subject to paragraph 5(b), Participants may name, from time to time, beneficiaries (who may be named contingently or successively) to whom benefits under the Plan are to be paid in the event of their death before they receive any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the participant in writing with the Committee during the participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

(g)    Rights of Participants. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company for any period of time or to continue his or her present or any other rate of compensation. No employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

(h)    Amendment, Suspension and Termination of Plan. The Board of Directors or the Committee may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board of Directors or the Committee may deem advisable. No such amendment, suspension or termination shall impair the rights of Participants under outstanding awards without the consent of the Participants affected thereby.

The Committee may amend or modify any award in any manner to the extent that the Committee would have had the authority under the Plan to initially grant such award. No such amendment or modification shall impair the rights of any Participant under any award without the consent of such Participant.

(i)	Code Section 409A

(1)    Application. The provisions of this Section 5(i) shall apply only with respect to participants who are subject to the provisions of Section 409A of the Code.

(2)    General. It is intended that the payments and benefits provided under the Plan and any award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and any Award Agreement shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any award.

(3)    Definitional Restrictions. Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installments) would be effected, under the Plan or by reason of the occurrence of a Change in Control or separation from service, such amount or benefit will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control or separation from service meet any description or definition of “change in control event” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any award upon a Change in Control or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the award that is permissible under Section 409A. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

(4)    Allocation among Possible Exemptions. If any one or more awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee) shall determine which awards or portions thereof will be subject to such exemptions.

(5)    Six-Month Delay in Certain Circumstances. Notwithstanding anything in the Plan or in any Award Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan or any Award Agreement by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i)    the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and

(ii)    the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

(6)    Grants to Employees of Affiliates. Eligible Participants who are service providers to an Affiliate may be granted options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Code Section 409A.

(7)    Anti-Dilution Adjustments. Notwithstanding any anti-dilution provision in the Plan, the Committee shall not make any adjustments to outstanding options or SARs that would constitute a modification or substitution of the stock right under Treas. Reg. Sections 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A.

**********

The foregoing is hereby acknowledged as being the Autoliv, Inc. Amended and Restated 1997 Stock Incentive Plan as adopted by the Board on February 17, 2009, and by the stockholders on             , 2009.

AUTOLIV, INC.

By:

Its:

Autoliv

IMPORTANT ANNUAL STOCKHOLDERS’ MEETING INFORMATION — YOUR VOTE COUNTS!

Stockholder Meeting Notice & Admission Ticket

Important Notice Regarding the Availability of Proxy Materials for the

Autoliv, Inc. Stockholder Meeting to be Held on May 6, 2009

Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.

Step 1: Go to www.envisionreports.com/ALV.

Step 2: Click the View button(s) to access the proxy materials.

Step 3: Return to the investorvote.com window and follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 24, 2009 to facilitate timely delivery.

Stockholder Meeting Notice & Admission Ticket

Autoliv, Inc.’s Annual Meeting of Stockholders will be held on May 6, 2009 at the Four Seasons Hotel,

120 East Delaware Place, Chicago, Illinois 60611, USA, at 9:00 a.m. Local Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends that you vote FOR the following proposals:

1. Election of four directors to the Board of Directors for a term of office expiring on the date of the 2012 Annual Meeting of Stockholders:

George A. Lorch	James M. Ringler
Kazuhiko Sakamoto	Wolfgang Ziebart

2. Approval of Ernst & Young AB as independent auditors of the company for the fiscal year ending December 31, 2009.

3. Approval of the Amended and Restated 1997 Stock Incentive Plan.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice and identification with you.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

E-mail copies: Current and future email delivery requests must be submitted via the Internet following the instructions below.

If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the numbers in the shaded bar on the reverse side when requesting a set of proxy materials.

g	Internet – Go to www.envisionreports.com/ALV. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

g	Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting and you can submit a preference to receive a paper copy for future meetings.

g	Email – Send an email to investorvote@computershare.com with “Proxy Materials Order” in the subject line. In the message, include your full name and address, the three numbers located in the shaded bar on the reverse and state that you want to receive a paper copy of current meeting materials.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 24, 2009.

Autoliv

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 9:00 a.m., Eastern Time, on May 6, 2009.

Vote by Internet
		•	Log on to the Internet and go to
www.envisionreports.com/ALV
		•	Follow the steps outlined on the secure website.

Vote by telephone
		•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	•	Follow the instructions provided by the recorded message.

  Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 - George A. Lorch	☐	☐	02 - James M. Ringler	☐	☐	03 - Kazuhiko Sakamoto	☐	☐

	04 - Wolfgang Ziebart	☐	☐

		For	Against	Abstain		For	Against	Abstain
2.	Approval of Ernst & Young AB as independent auditors of the company for the fiscal year ending December 31, 2009.	☐	☐	☐	3. Approval of the Amended and Restated 1997 Stock Incentive Plan.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any

adjournment or postponement thereof to the extent permitted by applicable law and the listing requirements of the New York Stock

Exchange.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures – This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Autoliv

Dear Stockholder:

Stockholders of Autoliv, Inc. can take advantage of several services available through our transfer agent, Computershare Trust Company, N.A. These services include:

Vote by Internet

Stockholders may vote their shares via the Internet by following the directions on the reverse side of this card. Votes may be cast by Internet up until 9:00 a.m. Eastern Time on the day of the Annual Meeting.

Internet Account Access

Stockholders may access their accounts on-line at www.computershare.com. Among the services offered through Account Access, dividend payment histories can be viewed, address changes requested, tax identification numbers certified and Direct Deposit requested.

Direct Deposit of Dividends

Autoliv encourages stockholders to authorize the electronic deposit of the quarterly dividends payments directly into their checking or savings account. To enroll, please mail your request along with a copy of your voided check to Computershare at the address noted below, or logon to your account at www.computershare.com.

Transfer Agent Contact Information

Computershare Trust Company, N.A.	Telephone Inside the USA: (800) 446-2617
P.O. Box 43069	Telephone Outside the USA: (718) 575-2723
Providence, RI 02940-3069	TD/TTY for Hearing Impaired: (800) 952-9245

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Autoliv

  Proxy – Autoliv, Inc.

This proxy is solicited on behalf of the Board of Directors of Autoliv, Inc. for use at the Annual Meeting of Stockholders to be held May 6, 2009 and at any adjournment or postponement thereof.

The undersigned hereby revokes all proxies and appoints Jan Carlson and Lars Sjobring, with full power of substitution, to attend the Annual Meeting of Autoliv, Inc. to be held on Wednesday, May 6, 2009 at 9:00 a.m. local time at the Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois 60611, USA and at any adjournment or postponement thereof and to vote as specified in this proxy all the shares of Autoliv, Inc. common stock which the undersigned would be entitled to vote if personally present upon all subjects that may properly come before the meeting.

In their discretion, Mr. Carlson and Mr. Sjobring are also authorized to vote upon such other matters as may properly come before the meeting. Management is not presently aware of any such matters to be presented for action. If any nominee should become unavailable for election prior to the meeting, the proxies will vote for the election of a substitute nominee or nominees proposed by the Board of Directors. If specific voting instructions are not given with respect to matters to be acted upon and the signed card is returned, the proxies will vote in accordance with the directors’ recommendations and at their discretion on any other matters that may properly come before the meeting to the extent permitted by applicable law and the listing requirements of the New York Stock Exchange. If you do not sign and return a proxy, submit a proxy by telephone or Internet or attend the meeting and vote by ballot, shares that you own directly cannot be voted.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors, FOR the election of the nominees to the Board and FOR proposals 2 and 3.

Your vote is important! Please sign and date this card on the reverse side and return promptly in the enclosed postage-paid envelope or utilize the Vote by Phone or Vote by Net service to cast your vote.

This card also provides voting instructions for the Autoliv ASP, Inc. Employee Savings and Investment Plan for all shares votable by the signor and held of record by the Trustee.

(Continued and to be dated and signed on reverse side.)